SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
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☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

EVERGREEN SOLAR, INC.

(Name of Registrant as Specified in Its Charter)

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April 14, 2003

Dear Fellow Stockholder:

      I am pleased to report that after nearly a year of effort, your management team and board of directors have negotiated a proposed $29,475,000 private placement investment in shares of Evergreen Solar preferred stock and a warrant to purchase Evergreen Solar common stock. If this financing is successfully consummated, the proceeds received by Evergreen will allow us to fund the completion of the build-out of our second manufacturing line at our Marlboro, Massachusetts headquarters and further fund the expansion of our business. The attached proxy statement and notice of annual meeting of stockholders describes in detail the proposals which require your support in order to enable us to complete this vitally important financing.

      You are cordially invited to attend our annual meeting of stockholders to be held at 11:00 a.m. (local time), on May 15, 2003 at the Royal Plaza Hotel & Trade Center, 181 Boston Post Road West, Marlboro, Massachusetts. At the annual meeting I will be pleased to report on the affairs of Evergreen and a discussion period will be provided for questions and comments relating to the proposed financing or any other matters of general interest to stockholders.

      Your management team and board of directors believes that the proposed financing represents the best opportunity available to enable Evergreen to improve our long-term prospects for success and feel strongly that consummation of the financing is critical to Evergreen’s future.

      We look forward to personally greeting those stockholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is essential that each and every stockholder take the time to review the attached proxy statement and to sign and date the enclosed proxy card and mail it in the envelope provided as soon as possible. YOUR VOTE IS CRITICAL, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

      Thank you for your cooperation.

Very truly yours,

/s/ Mark A. Farber
MARK A. FARBER
President and Chief Executive Officer

QUESTIONS AND ANSWERS
PROXY STATEMENT
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE
OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS
MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES
AUDIT COMMITTEE REPORT
COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PERFORMANCE GRAPH
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
INDEPENDENT PUBLIC ACCOUNTANTS
EXPENSES AND SOLICITATION
INCORPORATION BY REFERENCE
Annex A
Annex B
Annex C
Annex D

EVERGREEN SOLAR, INC.

259 Cedar Hill Street
Marlboro, Massachusetts 01752

NOTICE OF ANNUAL MEETING

To be Held on May 15, 2003

To the Stockholders of Evergreen Solar, Inc.:

      Notice is hereby given that the annual meeting of stockholders of Evergreen Solar, Inc., a Delaware corporation, will be held at 11:00 a.m., local time, on Thursday, May 15, 2003, at the Royal Plaza Hotel & Trade Center, 181 Boston Post Road West, Marlboro, MA 01752, to consider and act upon the following proposals:

      1.     To elect three directors to Class III of the Company’s board of directors, each to serve for a term of three years and until their successors are elected and qualified, or until their earlier resignation or removal.

      2.     To consider and act upon a proposal to approve the issuance of up to 43,200,000 shares of Series A convertible preferred stock, $.01 par value per share, of the Company, the issuance of a warrant to purchase 2,400,000 shares of the common stock of the Company, $.01 par value per share, and the issuance of shares of common stock upon the conversion of the shares of Series A convertible preferred stock and the exercise of the warrant pursuant to that certain stock and warrant purchase agreement dated as of March 21, 2003.

      3.     Subject to the approval by the stockholders of proposal two above, to consider and act upon a proposed amendment to Article Fourth of the Company’s Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to up to 95,000,000, to increase the number of authorized shares of preferred stock from 1,000,000 to up to 46,000,000, of which up to 45,000,000 shares shall be designated Series A convertible preferred stock, and to increase the total number of authorized shares of the Company’s capital stock from 31,000,000 to up to 141,000,000.

      4.     Subject to the approval by the stockholders of proposal two above, to approve a proposal to increase the number of shares available for grant under the Company’s 2000 Stock Option and Incentive Plan from 1,650,000 to 7,650,000.

      5.     To transact such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

      Only stockholders of record at the close of business on March 31, 2003 are entitled to notice of and to vote at the annual meeting.

      All stockholders are cordially invited to attend the annual meeting in person. To ensure your representation at the annual meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the annual meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

RICHARD G. CHLEBOSKI
Secretary

Marlboro, Massachusetts

April 14, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

QUESTIONS AND ANSWERS

      Although we urge you to read the enclosed proxy statement in its entirety, we include this Question and Answer section to provide some background information and brief answers to several questions you might have about the enclosed proposals. In this proxy statement we refer to Evergreen Solar, Inc. as “Evergreen,” the “Company,” “we,” “our,” and “us.”

Q:	WHAT PROPOSALS ARE STOCKHOLDERS BEING ASKED TO CONSIDER AT THE UPCOMING SPECIAL MEETING?

A:	We are seeking approval of four proposals.

•	Proposal one relates to the annual election of directors.

•	Proposal two relates to the proposed issuance of up to 43,200,000 shares of our Series A convertible preferred stock, the issuance of a warrant to purchase 2,400,000 shares of our common stock, and the issuance of shares of common stock to be issued upon the conversion of shares of Series A convertible preferred stock and the exercise of the warrant pursuant to the terms of our proposed $29,475,000 private placement.

•	Proposal three relates to the amendment of our certificate of incorporation. Consummation of the private placement requires us to authorize a sufficient number of shares of preferred stock and common stock necessary to carry out the transactions contemplated by the private placement.

•	Proposal four relates to the number of shares eligible for grant under our 2000 Stock Option and Incentive Plan.

      Each of these proposals is described in greater detail below.

Q:	HOW IS THE PRIVATE PLACEMENT STRUCTURED?

A:	On March 20, 2003, both the financing committee of our board of directors and our entire board of directors unanimously approved our entering into a stock and warrant purchase agreement that provides for the issuance and sale by us to the purchasers of up to 43,200,000 shares of our Series A convertible preferred stock and the issuance to Beacon Power Corporation of a warrant to purchase 2,400,000 shares of our common stock for aggregate proceeds of $29,475,000. Pursuant to the purchase agreement, we agreed to sell to the purchasers, and they agreed to purchase from us, $29,375,000 of Series A convertible preferred stock at a per share purchase price to be calculated as of the closing date. The per share purchase price to be paid for the shares of Series A convertible preferred stock will be 85% of the 60-trading day average closing price of our common stock for the period ending two trading days prior to the closing date of the private placement. However, in no event will the per share purchase price be greater than $1.12 (which is 85% of the 60-trading day average of the closing bid price of our common stock for the period ending on March 17, 2003), or be less than $0.68. The closing of the private placement is conditioned upon certain customary closing conditions and each of the following:

•	Stockholder approval of proposals two and three;

•	Each of the representations and warranties made by us in the purchase agreement being true and correct in all material respects as of the closing date;

•	Our filing of a certificate of designations setting forth the rights, preferences and privileges of the Series A convertible preferred stock;

•	No material adverse change in our assets, business, properties, operations or condition (financial or otherwise);

•	No action, suit, proceeding, claim or dispute arising which, if adversely determined, would materially adversely affect our assets, business, properties, operations or condition (financial or otherwise) or materially adversely affect our ability to perform our obligations under the purchase agreement or the other transaction documents relating to the private placement;

•	The waiver and amendment of certain provisions of our existing registration rights agreement with certain stockholders who purchased shares of our capital stock prior to our initial public offering;

•	Our having not received any notice from the Nasdaq Stock Market that shares of our common stock may be delisted by Nasdaq except any notice relating to our failure to maintain a minimum market capitalization of $5,000,000 for 30 consecutive trading days, our failure to maintain a minimum bid price of $1.00 for 30 consecutive trading days or our failure to maintain stockholders’ equity of at least $10,000,000; and

•	Our board of directors being reconstituted such that it is comprised of at least five designees of the purchasers; and designees of Perseus 2000, L.L.C. and Nth Power Technologies Fund II, LP being appointed to the compensation committee of our board of directors.

Under the terms of the purchase agreement, we have agreed to enter into a registration rights agreement obligating us to register for resale the shares of common stock to be issued upon the conversion of the Series A convertible preferred stock and the shares of common stock to be issued upon the exercise of the warrant issued to Beacon Power Corporation. Additionally, we have agreed to enter into director indemnification agreements with each of the director designees of the purchasers. These agreements are substantially identical to the indemnification agreements we have entered into with our existing directors.

Certain current stockholders of ours, members of our board of directors and members of our senior management team holding in the aggregate approximately 2,560,000 shares of our common stock, or approximately 22% of the outstanding shares of our common stock, have entered into a voting agreement with us pursuant to which each has agreed, solely in his or its capacity as a stockholder, to vote his or its shares of our common stock in favor of proposals two and three.

The terms of the private placement, including the terms of the registration rights agreement and the voting agreement, are more fully described below under “Proposal Two” beginning on page 19.

Q:	WHY IS OUR BOARD OF DIRECTORS RECOMMENDING THE PRIVATE PLACEMENT?

A:	Early in 2002, our management team and board of directors identified our critical need to raise additional working capital in order to complete the build-out of our second manufacturing line at our Marlboro, Massachusetts headquarters and to further fund the expansion of our business. Our management team and board of directors believes that increasing our manufacturing capacity is crucial to our ability to expand our business, increase revenues and reduce our operating losses. We further believe that our cash, cash equivalents and short-term investments will not be sufficient to fund our operations at current levels for the next twelve months. If we are not able to complete the private placement in a timely manner, we will need to implement fundamental changes to our business and operations which will likely include substantially reducing, suspending or terminating our capacity expansion and substantially reducing our daily operating expenditures from current levels. Amid challenging market conditions, we explored a number of financing options for raising the capital necessary to help finance our manufacturing capacity. After careful consideration of each viable financing proposal presented to us, we believe that the terms and conditions of the private placement are the most favorable financing alternative available to us.

Q:	WHY IS EVERGREEN SEEKING STOCKHOLDER APPROVAL FOR THE PRIVATE PLACEMENT?

A:	Because shares of our common stock are listed on the Nasdaq National Market, we are subject to the Nasdaq Marketplace Rules. Rule 4350 of the Nasdaq Marketplace Rules requires stockholder approval for any issuance of stock at a price below the greater of book or market value of the stock, where the amount of stock being issued is equal to 20% or more of the total number of shares of common stock outstanding or is equal to 20% or more of the total voting power outstanding. We believe that stockholder approval will be required to consummate the transactions contemplated by the private placement because the per share purchase price to be paid for the shares of Series A convertible preferred stock offered in the private placement may be below both the book value and market value of our common stock upon consummation of the private placement, and the number of shares of common stock issuable upon the conversion of the Series A convertible preferred stock exceeds 20% of our total common stock outstanding and the voting power of the Series A convertible preferred stock exceeds 20% of our total voting power outstanding.

Q:	WHY IS EVERGREEN SEEKING STOCKHOLDER APPROVAL OF PROPOSAL THREE?

A:	In order to carry out the transactions contemplated by the private placement, we must increase the number of our authorized shares of preferred stock and common stock, which requires us to amend our certificate of incorporation. Delaware law requires the affirmative vote of the holders of a majority of our outstanding shares of common stock to amend our certificate of incorporation.

Q:	WHY IS EVERGREEN SEEKING STOCKHOLDER APPROVAL OF PROPOSAL FOUR?

A:	We are seeking stockholder approval for proposal four in order to increase the number of options available for grant under our 2000 Stock Option and Incentive Plan. We believe that we will need an increased number of available options to grant to our employees in order to provide appropriate incentives and permit them to share in our future growth.

Q:	WHAT HAPPENS IF THE PRIVATE PLACEMENT IS APPROVED?

A:	If proposals two and three are approved by stockholders, we will consummate the private placement as soon as practicable after receipt of stockholder approval. Upon consummation of the private placement, depending upon the finally determined per share purchase price for the shares of Series A convertible preferred stock, the number of shares of Series A convertible preferred stock to be issued to the purchasers will be between approximately 26,200,000 and 43,200,000 shares, which represents between 70% and 79% of the total number of outstanding shares of our capital stock on a current basis.

Q:	WHAT IF THE PRIVATE PLACEMENT IS NOT APPROVED?

A:	If proposals two and three do not receive stockholder approval, the private placement will not be consummated and we will not receive the anticipated proceeds from the private placement. If we do not receive the private placement proceeds, we believe that our cash, cash equivalents and short-term investments will not be sufficient to fund our operations at current levels for the next twelve months and we will need to implement fundamental changes to our business and operations, which will likely include substantially reducing, suspending or terminating our capacity expansion and substantially reducing our daily operating expenditures from current levels. While we believe that substantially reducing, suspending or terminating our capacity expansion and substantially reducing our daily operating expenditures would extend the period of time during which our current cash, cash-equivalents and short-term investments would be available to fund our operations, we do not believe these measures would themselves be sufficient to enable us to achieve profitable operations. Therefore, we would likely need either to attempt to raise additional financing under a different business model or liquidate. We believe that it is unlikely that either of these alternatives will provide a superior value to our stockholders than the proposed private placement.

EVERGREEN SOLAR, INC.

259 Cedar Hill Street
Marlboro, MA 01752

PROXY STATEMENT

April 14, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of Evergreen Solar, Inc., a Delaware corporation, for use at the annual meeting of Evergreen’s stockholders to be held on Thursday, May 15, 2003 (the “annual meeting”) at 11:00 a.m., local time, at the Royal Plaza Hotel & Trade Center, 181 Boston Post Road West, Marlboro, MA 01752, or at any adjournments or postponements thereof. Evergreen’s Annual Report to Stockholders for the fiscal year ended December 31, 2002, is being mailed together with this proxy statement to all Evergreen stockholders entitled to vote at the annual meeting. This proxy statement and the accompanying notice and form of proxy will be first mailed to Evergreen stockholders on or about April 14, 2003.

Voting at the Annual Meeting; Record Date

      The board of directors has fixed the close of business on March 31, 2003 as the record date. Accordingly, only holders of record of common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting or an adjournment thereof. As of the record date, an aggregate of 11,411,646 shares of Evergreen common stock were issued and outstanding. Holders of Evergreen common stock are entitled to one vote per share on any proposal presented at the annual meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the annual meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with our Secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the date of this proxy statement above, (2) duly executing a later dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the annual meeting or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Evergreen Solar, Inc., 259 Cedar Hill Street, Marlboro, MA 01752, Attention: Richard G. Chleboski, at or before the taking of the vote at the annual meeting.

      In addition to the election of directors, the stockholders will consider and vote upon (1) a proposal to approve the issuance of up to 43,200,000 shares of our Series A convertible preferred stock, the issuance of a warrant to purchase 2,400,000 shares of our common stock, and the issuance of shares of our common stock to be issued upon the conversion of the shares of Series A convertible preferred stock and the exercise of the warrant pursuant to that certain stock and warrant purchase agreement dated as of March 21, 2003, (2) a proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 30,000,000 to up to 95,000,000, to increase the number of authorized shares of our preferred stock from 1,000,000 to up to 46,000,000, of which up to 45,000,000 shares shall be designated Series A convertible preferred stock and to increase the total number of authorized shares of our capital stock from 31,000,000 to up to 141,000,000, and (3) a proposal to increase the number of shares available for grant under our 2000 Stock Option and Incentive Plan from 1,650,000 to 7,650,000, as such proposals are further described in this proxy statement.

Quorum and Votes Required

      The representation in person or by proxy of at least a majority of the issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business at the annual meeting. Votes withheld from the nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Votes Required for Proposal One

      In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as directors.

Votes Required for Proposals Two and Four

      The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on such matter, is required to approve (1) the issuance of up to 43,200,000 shares of Series A convertible preferred stock, the issuance of a warrant to purchase 2,400,000 shares of common stock, and the issuance of shares of common stock to be issued upon the conversion of the Series A convertible preferred stock and the exercise of the warrant pursuant to that certain stock and warrant purchase agreement dated as of March 21, 2003 and (2) the proposal to increase the number of shares available for grant under our 2000 Stock Option and Incentive Plan from 1,650,000 to 7,650,000. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Votes Required for Proposal Three

      The affirmative vote of a majority of the outstanding shares of our common stock is required to approve the proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 30,000,000 to up to 95,000,000, to increase the number of authorized shares of our preferred stock from 1,000,000 to up to 46,000,000, of which up to 45,000,000 shares shall be designated Series A convertible preferred stock, and to increase the total number of authorized shares of our capital stock from 31,000,000 to up to 141,000,000. Abstention and broker “non-votes” are not affirmative votes and, therefore, will have the same effect as a vote against this proposal.

      On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter is required for approval. An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

      The persons named as attorneys-in-fact in the proxies, Mark A. Farber and Richard G. Chleboski, were selected by the board of directors and are executive officers of Evergreen. All properly executed proxies returned in time to be counted at the annual meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the board of directors by writing that nominee’s name in the space provided on the proxy. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, will be voted FOR the matters set forth in the accompanying Notice of Annual Meeting.

      The board of directors knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote may properly be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of our common stock as of March 1, 2003 by: (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each of our executive officers named in the Summary Compensation Table on page 13; and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, the address for each beneficial owner is c/o Evergreen Solar, Inc., 259 Cedar Hill Street, Marlboro, MA 01752.

	Number of Shares	Percentage of
	Beneficially	Shares of
Name and Address of Beneficial Owner	Owned(1)	Common Stock(2)

5% Stockholders:
Arete Entities(3)	840,453	7.4%
P.O. Box 1299
Center Harbor, NH 03226
Kawasaki Heavy Industries, Ltd.	923,787	8.1%
World Trade Center Building
4-1 Hamamatsu-cho 2-chome
Minato-ku
Tokyo 105-6116
Japan
Nth Power Technologies Fund I, L.P.	1,016,914	8.9%
50 California Street
Suite 840
San Francisco, CA 94111
Swiss Reinsurance Company	601,144	5.3%
Mythenquai 50/60
CH 8022 Zurich
Switzerland
Executive Officers and Directors:
Mark A. Farber(4)	301,274	2.6%
Richard G. Chleboski(5)	272,169	2.4%
Dr. Jack I. Hanoka(6)	282,451	2.5%
John J. McCaffrey(7)	71,804	*
Dr. Robert W. Shaw, Jr.(8)	973,152	8.5%
Dr. William P. Sommers(9)	38,690	*
Dr. Brown F. Williams(10)	30,930	*
Mason Willrich(11)	39,503	*
Dr. Rex A. D’Agostino(12)	30,000	*
All executive officers and directors as a group (9 persons)(13)	2,039,973	17.8%

*	Less than one percent of the outstanding shares of common stock.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(2)	Applicable percentage ownership as of March 1, 2003 is based upon 11,410,826 shares of common stock outstanding as of March 1, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days after March 1, 2003 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, as the case may be, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Includes 110,854 shares held by UVCC Fund II, 110,854 shares held by UVCC II Parallel Fund, L.P., 24,336 shares held by Micro-Generation Technology Fund, LLC, 110,854 shares held by Utech Climate Challenge Fund, L.P. and 483,555 shares held by Utech Venture Capital Corporation.

(4)	Includes 116,467 shares issuable upon the exercise of options that may be exercised within 60 days from March 1, 2003.

(5)	Includes 85,540 shares issuable upon the exercise of options that may be exercised within 60 days from March 1, 2003.

(6)	Includes 67,099 shares held by Dr. Hanoka and 138,568 shares held by Hanoka Evergreen Limited Partnership. Includes 76,784 shares issuable upon the exercise of options that may be exercised within 60 days from March 1, 2003.

(7)	Includes 59,073 shares issuable upon the exercise of options that may be exercised within 60 days from March 1, 2003 and 1,000 shares jointly held by Mr. McCaffrey and his wife.

(8)	Includes 20,000 shares issuable upon the exercise of options which may be exercised within 60 days from March 1, 2003. Also includes 110,854 shares held by UVCC Fund II, 110,854 shares held by UVCC II Parallel Fund, L.P., 24,336 shares held by Micro-Generation Technology Fund, LLC, 110,854 shares held by Utech Climate Challenge Fund, L.P., 483,555 shares held by Utech Venture Capital Corporation and 4,230 shares held by Dr. Shaw’s wife. Dr. Shaw is a General Partner of Arete Venture Investors II, L.P., which is the General Partner of UVCC Fund II, a General Partner of Arete Ventures III, L.P., which is the General Partner of UVCC II Parallel Fund, L.P., the President of Arete Corporation, which is the Manager of Micro-Generation Technology Fund, LLC, and the Managing Member of Arete Climate Challenge Partners, LLC, which is the General Partner of Utech Climate Challenge Fund, L.P. Dr. Shaw may be deemed to beneficially own all shares held by UVCC Fund II, UVCC II Parallel Fund, L.P., Micro-Generation Technology Fund, LLC and Utech Climate Challenge Fund, L.P. Dr. Shaw disclaims beneficial ownership of these shares, other than shares in which he has a pecuniary interest.

(9)	Includes 32,922 shares issuable upon the exercise of options that may be exercised within 60 days from March 1, 2003.

(10)	Includes 30,230 shares issuable upon the exercise of options that may be exercised within 60 days from March 1, 2003.

(11)	Includes 20,000 shares issuable upon the exercise of options that may be exercised within 60 days from March 1, 2003. Includes 1,000 shares held by Mr. Willrich’s wife and 18,503 shares held by the Willrich 1995 Trust. Mr. Willrich is the sole trustee of the Willrich 1995 Trust and is its sole beneficiary.

(12)	Includes 30,000 shares issuable upon the exercise of options that may be exercised within 60 days from March 1, 2003.

(13)	Includes 471,016 shares issuable upon the exercise of options that may be exercised within 60 days from March 1, 2003.

PROPOSAL ONE

ELECTION OF DIRECTORS

      Our board of directors is currently fixed at eight (8) members. There are presently six (6) individuals serving as directors and two (2) vacancies. In connection with our 2000 initial public offering, we instituted a classified board of directors consisting of three (3) Class I directors, three (3) Class II directors and two (2) Class III directors. The members of each class of directors serve for staggered three-year terms. Mr. Farber and Dr. Shaw are currently serving as Class III directors whose terms expire upon the election and qualification of directors at this year’s annual meeting; Drs. Sommers and Williams and Mr. Willrich are currently serving as Class II directors, whose terms expire upon the election and qualification of directors at the annual meeting to be held in 2005; and Mr. Chleboski is currently serving as a Class I director, whose term expires upon the election and qualification of directors at the annual meeting to be held in 2004. Two Class I seats are currently vacant.

      Each of the Class III directors to be elected at this annual meeting will serve for a term of three years and until their successors are elected and qualified, or until their earlier resignation or removal. Mr. Farber and Dr. Shaw are each currently serving as a Class III director. In order to implement the changes to the composition of our board of directors that are a condition to closing the private placement, Mr. Chleboski has agreed to resign as a Class I director immediately prior to the annual meeting in order to stand for election as a Class III director. The two Class I vacancies will remain vacant, to be filled by the nominees of the purchasers in the private placement described in proposal two, provided that our stockholders approve proposals two and three and the private placement is consummated. In addition, provided that our stockholders approve proposals two and three and the private placement is consummated, the board has approved certain additional resignations, appointments and reappointments of individuals to serve on the board so that the board will thereafter be constituted as required by the terms of the private placement. For a more detailed description of these measures and the resulting composition of our board upon consummation of the private placement, please see “Proposal Two — Composition of our Board of Directors” on page 29.

      Shares represented by all proxies received by the board of directors and not marked to withhold authority to vote for the nominees will be voted FOR the election of each of the three nominees, to hold office until the annual meeting to be held in 2006 and until their respective successors are duly elected and qualified or until their earlier resignation or removal. All of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable or unwilling to serve, the proxies may vote for the election of a substitute nominee designated by the board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE NOMINEES LISTED BELOW

      The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the year each such nominee or director was first elected a director, the positions currently held by each nominee or director with us, the year each nominee’s or director’s term will expire (assuming each of the nominees is elected to the board) and the class of director of each nominee or director:

Nominee’s or Director’s Name
and Year Nominee or Director		Year Term	Class of
First Became a Director	Position(s) Held with the Company	Will Expire	Director

Nominees:
Mark A. Farber (1994)	Chief Executive Officer, President and Director	2006	III
Dr. Robert W. Shaw, Jr. (1994)	Chairman of the Board of Directors	2006	III
Richard G. Chleboski (1995)	Chief Financial Officer, Vice President, Treasurer, Secretary and Director	2006	III (1)
Continuing Directors:
Dr. William P. Sommers (1999)	Director	2005	II
Dr. Brown F. Williams (1999)	Director	2005	II
Mason Willrich (1998)	Director	2005	II

(1)	Mr. Chleboski is currently a Class I director and will resign as a Class I director immediately prior to the annual meeting in order to stand for election as a Class III director.

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth for each of our current executive officers, each Class III nominee to be elected at the annual meeting and each current Class II director who will continue to serve as a director beyond the annual meeting, the age of each executive officer, nominee or director and the present positions held with us by each executive officer, nominee or director as of the date of the annual meeting:

Name	Age	Position

Mark A. Farber(3)	50	Chief Executive Officer, President and Director
Richard G. Chleboski(3)	37	Chief Financial Officer, Vice President, Treasurer, Secretary and Director
Dr. Jack I. Hanoka	67	Vice President and Chief Technical Officer
John J. McCaffrey, Jr.	51	Vice President, Manufacturing and Engineering
Dr. Rex A. D’Agostino	60	Vice President, Marketing and Sales
Dr. Robert W. Shaw, Jr.(1)(2)	61	Chairman of the Board of Directors
Dr. William P. Sommers(2)(3)	69	Director
Dr. Brown F. Williams(1)(3)	62	Director
Mason Willrich(2)	69	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Financing Committee.

Directors to be Elected at the Annual Meeting:

      Mark A. Farber has served as our President and as a director since August 1994 and was elected our first Chief Executive Officer in May 2000. From July 1988 until February 1994, Mr. Farber worked at Mobil Solar Energy Corporation, the solar power subsidiary of Mobil Corporation, where he was responsible for marketing, sales and corporate partnering activities. From June 1976 until June 1988, Mr. Farber was employed by Temple, Barker and Sloane, now Mercer Management Consulting, as a management consultant where he advised electric utilities, equipment manufacturers and government agencies on economic, business and policy issues related to energy. Mr. Farber received a B.S. in Industrial Engineering and Operations Research from Cornell University and a M.S. in Management from the Sloan School of Management of the Massachusetts Institute of Technology.

      Dr. Robert W. Shaw, Jr. has served as the Chairman of our board of directors since October 1994. Since 1983, Dr. Shaw has served as President of Arete Corporation, a venture capital management firm with a focus on the energy technology sector, and has been General Partner of six venture capital funds. Prior to that time, Dr. Shaw was a senior vice president and director of Booz-Allen & Hamilton, an international management and technology consulting firm, where he founded the firm’s energy division. Dr. Shaw is Chairman of the Board of Directors of Proton Energy Systems, Inc. Dr. Shaw received a B.E.P. degree and an M.S. in Electrical Engineering from Cornell University, an M.P.A. from American University and a Ph.D. in Applied Physics from Stanford University.

      Richard G. Chleboski has served as our Chief Financial Officer, Vice President and Treasurer since August 1994, our Secretary since May 2000 and was elected as a director in June 1995. From July 1987 until February 1994, Mr. Chleboski worked at Mobil Solar Energy Corporation, the solar power subsidiary of Mobil Corporation, where he was the Strategic Planner from March 1991 to February 1994 and a Process Engineer from 1987 to 1991. Mr. Chleboski received a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Boston College.

Directors Whose Terms Extend Beyond the Annual Meeting:

      Dr. William P. Sommers has served as a director since January 1999. Dr. Sommers retired in 1998. From 1994 to 1998, Dr. Sommers was President and Chief Executive Officer of SRI International, formerly Stanford Research Institute, a contract research and development organization. From 1963 to 1993, he was an Executive Vice President and director of Booz-Allen & Hamilton. Dr. Sommers serves on the board of directors of Pressure Systems, Inc., H2Gen Innovations Inc., Deutsche-Scudder Investments, Guckenheimer Enterprises and Grove House. Dr. Sommers received a B.S. and M.S. in Mechanical Engineering and Ph.D. in Aeronautical Engineering from the University of Michigan, with highest honors.

      Dr. Brown F. Williams has served as a director since January 1999. Since July 1990, Dr. Williams has been Chairman of the Board of Directors of Princeton Video Image, Inc., a media services company active in broadcast and cable television, virtual advertising and interactive telecommunications. From 1966 to 1988, he worked at RCA Laboratories in various capacities, including as a Vice President, where his responsibilities included research in solar power technology. Dr. Williams received a B.A., M.A. and Ph.D. in Physics from the University of California, Riverside.

      Mason Willrich has served as a director since April 1998. From 1996 through December 1999, Mr. Willrich was a Principal, a managerial role that entails reviewing investment candidates and participating in day-to-day operations management, at Nth Power Technologies, Inc., a venture capital firm with a focus on the energy technology sector. From January 2000 through February 2002, he was a Special Limited Partner of Nth Power Technologies, Inc., an advisory role that entails reviewing investment candidates and providing insights into market trends and opportunities. Since October 1998, Mr. Willrich has been a member of the Advisory Council of the National Renewable Energy Laboratory, formerly the Solar Energy Research Institute. From 1994 until August 2002, he was a member of the Advisory Council of the Electric Power Research Institute. From 1995 to 1998 he was Chairman of the Board of Energyworks LLC, a company which develops, owns and operates onsite industrial utility assets such as electric power and steam plants. From 1989 to 1994, Mr. Willrich was Chief Executive Officer of PG&E Enterprises, a subsidiary of Pacific Gas and Electric Company for unregulated business development. Mr. Willrich received a B.A. from Yale University and a J.D. from the University of California, Berkeley.

Non-Director Executive Officers:

      Dr. Rex A. D’Agostino has served as our Vice President, Marketing and Sales since January 2001. From August 1996 until January 2001, Dr. D’Agostino was President and Chief Executive Officer of Environmizer Systems Corporation, a manufacturer of magnetohydrodynamic products for fluid processing applications. From August 1989 to August 1996, he was President of The Graver Company, a division of the Marmon Group, a developer and manufacturer of water and wastewater treatment equipment and systems. Dr. D’Agostino received his B.A. in Biological Sciences from Shorter College and a Ph.D. in microbiology and biophysics from Notre Dame University.

      Dr. Jack I. Hanoka has served as our Chief Technical Officer since August 1994. From December 1978 until February 1994, Dr. Hanoka worked at Mobil Solar Energy Corporation, the solar power division of Mobil Corporation, where he was a Research Associate. Dr. Hanoka received a B.A. in Liberal Arts and a B.S. in Ceramic Engineering from Rutgers University and an M.S. in Ceramic Science and a Ph.D. in Solid State Physics from Pennsylvania State University.

      John J. McCaffrey, Jr. has served as our Vice President, Manufacturing and Engineering since December 2000 and previously served as our Vice President, Manufacturing since June 1999. From June 1979 until June 1999, Mr. McCaffrey worked for Polaroid Corporation where he managed manufacturing, equipment engineering and quality control, including factory start-ups and international operations. Mr. McCaffrey received a B.S. in Chemistry and General Engineering from The United States Naval Academy, Annapolis.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The board of directors met seven times during the fiscal year ended December 31, 2002. The board of directors has a standing Audit Committee and Compensation Committee. In addition, the board established a Financing Committee in April 2002. During the fiscal year ended December 31, 2002, each of our directors attended at least 75% of the total number of meetings of the board of directors and all committees of the board of directors on which he served.

      The Audit Committee oversees our accounting and financial functions and periodically meets with our management and independent auditors to review financial and accounting controls and quarterly and annual financial reports. The Audit Committee met five times during 2002. Drs. Shaw and Sommers and Mr. Willrich are the current members of the Audit Committee. A written charter for the audit committee has been adopted by the board of directors. Each of the members of the audit committee are independent as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

      The Compensation Committee determines the compensation of our senior management and administers our stock plans. The Compensation Committee met once during 2002. Drs. Shaw and Williams are the current members of the Compensation Committee and served as members of the Compensation Committee during fiscal year 2002.

      The Financing Committee was established by the board of directors in April 2002 to consider the financing options available to us and to assist management in soliciting and negotiating a financing transaction. Messrs. Farber and Chleboski and Drs. Williams and Sommers are the members of the Financing Committee. The Financing Committee met twelve times during the fiscal year ended December 31, 2002.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee are Drs. Shaw and Williams. No member of the Compensation Committee was, at any time during the past year, an officer or employee of Evergreen (or any of our subsidiaries), was formerly an officer of Evergreen (or any of our subsidiaries), or had any relationship with Evergreen requiring disclosure herein.

      During the last fiscal year, none of our executive officers served as (i) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our board of directors.

Director Compensation

      Non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any committees of the board of directors on which they serve. Directors are also eligible to participate in the 2000 Stock Option and Incentive Plan. In August 2000 the board of directors approved the 2000 Director Compensation Policy. Under the 2000 Director Compensation Policy, non-employee directors, including directors affiliated with our stockholders, are entitled to receive an immediately exercisable option to purchase 1,000 shares of common stock for each board of directors’ meeting that the director attends.

AUDIT COMMITTEE REPORT

      The Audit Committee is currently comprised of Dr. Robert W. Shaw, Jr., Dr. William P. Sommers and Mr. Mason Willrich. None of the current members of the Audit Committee are employees of the Company and, aside from being directors of the Company, each is otherwise independent of the Company (as independence is defined in the listing standards of the Nasdaq National Market). That is, none of the members of the Audit Committee has a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director.

      The Audit Committee oversees the accounting and financial functions of the Company and periodically meets with the Company’s management and independent auditors to review financial and accounting controls and quarterly and annual financial reports. A written charter setting out the functions the Audit Committee is to perform was adopted by the board of directors in May of 2000. Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

      The Audit Committee met five times during 2002, and regularly meets privately with PricewaterhouseCoopers LLP, the Company’s independent accountants, who have unrestricted access to the Audit Committee.

      The Audit Committee also recommends to the board of directors the appointment of the independent accountants and reviews periodically their performance and independence.

      The Audit Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2002, and has discussed them with both management and the Company’s independent accountants.

      The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. PricewaterhouseCoopers LLP has provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with the Audit Committee that firm’s independence.

      Based on the review and discussions described above, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

      Respectfully submitted by the Audit Committee.

THE AUDIT COMMITTEE

Dr. Robert W. Shaw, Jr.
Dr. William P. Sommers
Mason Willrich

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

      The following table sets forth the annual and long-term compensation of our Chief Executive Officer and each of our four other most highly compensated executive officers who were serving as executive officers as of December 31, 2002 and whose salary and bonus exceeded $100,000 (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

				Long-Term
				Compensation
				Awards(2)
		Annual
		Compensation(1)		Securities
				Underlying
Name and Principal Position(s)		Salary($)	Bonus($)	Options

Mark A. Farber	2002	167,357	0	0
Chief Executive Officer, President and Director	2001	156,770	0	20,000
	2000	119,518	90,000	103,925

Richard G. Chleboski	2002	130,771	0	0
Chief Financial Officer, Treasurer, Secretary and Director	2001	122,455	0	15,000
	2000	93,481	60,000	64,664

Dr. Jack I. Hanoka	2002	135,982	0	0
Vice President and Chief Technical Officer	2001	128,770	0	20,000
	2000	114,448	50,000	69,283

John J. McCaffrey, Jr.	2002	146,464	0	0
Vice President, Manufacturing and Engineering	2001	138,420	5,000	40,000
	2000	120,342	50,000	46,188

Dr. Rex A. D’Agostino(3)	2002	144,371	0	0
Vice President, Marketing and Sales	2001	137,705	0	70,000
	2000	0	0	0

(1)	The compensation described in this table does not include medical insurance, group life insurance and other benefits received by the Named Executive Officers which are available generally to all of our salaried employees and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer’s total salary and bonus reported in this table.

(2)	We did not grant any stock appreciation rights or make any long-term incentive plan payouts to the Named Executive Officers during the fiscal years ended December 31, 2002, 2001 and 2000.

(3)	Dr. D’Agostino became an employee and an executive officer when he was elected Vice President, Marketing and Sales in January of 2001. Accordingly, no compensation was earned by him in fiscal year 2000. Included in Dr. D’Agostino’s 2001 and 2002 compensation were $16,833.29 and $13,599.99, respectively, to cover costs associated with relocation to Evergreen.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth certain information with respect to options to purchase our common stock granted to the Named Executive Officers, including (i) the number of shares of common stock purchased upon the exercise of options in the fiscal year ended December 31, 2002; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at December 31, 2002; and (iv) the value of unexercised options at exercise prices equal to or less than the market value of the common stock at December 31, 2002 (“In-the-Money”).

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options Held at		Options Held at
	Shares		December 31, 2002		December 31, 2002($)(2)
	Acquired on	Value
Name	Exercise	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark A. Farber	0	0	102,033	75,624	20,047	3,638
Richard G. Chleboski	0	0	79,766	52,245	18,856	3,638
Dr. Jack I. Hanoka	0	0	65,237	58,304	10,878	3,638
John J. McCaffrey, Jr.	0	0	56,186	64,644	9,699	4,850
Dr. Rex D’Agostino	0	0	17,500	52,500	0	0

(1)	Amounts calculated by subtracting the aggregate exercise price of the options from the market value of the underlying common stock on the date of exercise, and do not reflect amounts actually received by the Named Executive Officers.

(2)	Amounts calculated by subtracting the exercise price of the options from the fair market value of the underlying common stock as quoted on the Nasdaq Stock Market on December 31, 2002 of $1.29 per share, multiplied by the number of shares underlying the options, and do not reflect amounts that may be actually received by the Named Executive Officers upon the exercise of options.

Equity Compensation Plan Information

      The following table provides information as of December 31, 2002 with respect to shares of our common stock that may be issued under equity compensation plans:

			Number of securities remaining
	Number of securities to be		available for future issuance
	issued upon exercise	Weighted-average exercise	under equity compensation
	of outstanding options,	price of outstanding options,	plans (excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,146,378	$4.84	1,170,400
Equity compensation plans not approved by security holders	0	—	0
Total	1,146,378	$4.84	1,170,400

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the board of directors is currently composed of Drs. Shaw and Williams, neither of whom are employees of Evergreen. Pursuant to authority delegated by the board of directors, the Compensation Committee reviews and determines base salaries and bonuses for certain senior employees, including all executive officers. The Committee is also responsible for establishing general compensation policies and guidelines and for administering and making recommendations and awards under Evergreen’s 2000 Stock Option and Incentive Plan and Evergreen’s 2000 Employee Stock Purchase Plan.

      Overview and Philosophy. Evergreen’s executive compensation policies are designed to:

•	provide compensation that attracts, motivates and retains experienced and well-qualified executives capable of leading Evergreen to meet its business objectives;

•	recognize and reward performance of Evergreen’s executive officers, both as individuals and as members of a cohesive management team, in meeting certain strategic objectives;

•	align the interests of Evergreen’s executive team with those of Evergreen; and

•	align the interests of Evergreen’s executive team with those of Evergreen’s stockholders through long-term equity-based incentives.

      Evergreen’s executive officers receive a compensation package consisting of base salary, incentive cash bonuses, long-term incentive awards in the form of stock options, and participation in benefit plans generally available to all of Evergreen’s employees. In setting executive officer compensation levels, the Committee is guided by the following considerations:

•	a portion of each executive officer’s compensation should be contingent upon the achievement of specific predetermined corporate objectives as well as upon each executive officer’s individual level of performance;

•	compensation levels should reflect Evergreen’s past performance and expectations of future performance;

•	compensation levels should be competitive with compensation generally being paid to executives in Evergreen’s industry to ensure Evergreen’s ability to attract and retain experienced and well-qualified executives; and

•	a significant portion of executive officer compensation should be paid in the form of equity-based incentives to closely link stockholder and executive interests.

      The Committee also considered Evergreen’s financial performance in fiscal year 2002, certain milestones achieved by Evergreen, and individual executive officer duties. Additional factors which the Committee considered with respect to each executive officer’s compensation package for fiscal year 2002 are summarized below. The Committee may, however, in its discretion, apply different or additional factors in making decisions with respect to executive compensation in future years. Also, the Committee does not assign relative weights or rankings to these factors, but instead makes a determination based upon the consideration of all of these factors as well as the progress made with respect to Evergreen’s long-term goals and strategies.

      Base Salary. Fiscal 2002 base salaries for Evergreen’s Chief Executive Officer and Evergreen’s executive officers who earned over $100,000 during fiscal 2002 are listed in the “Summary Compensation Table” found on page 13. Fiscal 2002 base salaries were determined by the Committee after considering the base salary level of the executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation. Generally, salary decisions for Evergreen’s executive officers are made after the end of each fiscal year. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Committee in determining total compensation. Base salary levels for each of Evergreen’s executive officers, other than the Chief Executive Officer, were also based in part upon evaluations and recommendations made by the Chief Executive Officer.

      Bonus Compensation. In determining bonus compensation for Evergreen’s executive officers, the Committee evaluates Evergreen’s achievement of its strategic objectives, individual performance and the actual performance of each such executive officer. The balance of cash-incentive versus equity-based bonus is driven both by the individual’s performance as well as by the Company’s overall performance and situation. In 2002, none of Evergreen’s executive officers received cash incentive bonuses. Given the Company’s focus on carefully managing cash as it implements a capital-intensive expansion program, the Committee chose to de-emphasize cash-based bonuses.

      Long Term Incentive Compensation. The Committee believes that stock option participation aligns the interests of executive officers with those of the stockholders. In addition, the Committee believes that equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with a longer term view and may help to retain such persons. Long-term incentive compensation, in the form of stock options, allows executive officers to share in any appreciation in the value of Evergreen’s common stock. The Committee generally grants stock options that become exercisable over a four year period as a means of encouraging executive officers to remain with us and promote Evergreen’s success. In general, the Committee awards stock options to Evergreen’s executive officers with exercise prices equal to the market price of a share of Evergreen’s common stock on the date of grant. As a result, executive officers will benefit from these stock option grants only to the extent that the price of Evergreen’s common stock increases and Evergreen’s stockholders have also benefited.

      When establishing stock option grant levels, the Committee considers general corporate performance, individual performance, the Chief Executive Officer’s recommendations, level of seniority and experience, existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current stock price.

      The Committee generally grants an initial stock option award to executive officers at the time they commence employment, consistent with the number of options granted to peers within and outside the industry at similar levels of seniority. In addition, the Committee may make performance-based grants from time-to-time, as it deems appropriate. In making such performance-based grants, the Committee considers individual contributions to Evergreen’s financial, operational and strategic objectives.

      For 2002, the Committee elected to defer long-term incentive compensation decisions until resolution of the Company’s financing situation. Additionally, in December 2002, the Committee elected to defer decisions relating to salary increases for the Company’s entire management team until resolution of the Company’s financing situation. The Committee will reevaluate stock option grants from time to time as it deems appropriate.

      Other Benefits. Evergreen also offers various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. Evergreen offers a stock purchase plan, under which employees may purchase shares of Evergreen’s common stock at a discount, and offers a 401(k) Plan, which allows employees to invest in a wide array of funds on a pre-tax basis. Evergreen also maintains insurance and other benefit plans for its employees, including executive officers.

      Chief Executive Officer Compensation. Compensation in fiscal year 2002 for Evergreen’s Chief Executive Officer and President, Mark A. Farber, was determined in accordance with the policies applicable to Evergreen’s other executive officers described above. In addition, the Committee considered Evergreen’s overall performance, the performance of Mr. Farber’s management team, compensation paid by competing companies, and Evergreen’s prospects, among other objective and subjective factors.

      Mr. Farber’s base salary for fiscal year 2002 was $167,357, which represents an increase of $10,587 or 6.75% over his 2001 base salary. Mr. Farber did not receive cash-based bonus compensation or stock options for fiscal year 2002. The total options held by Mr. Farber at December 31, 2002 is set forth in the table captioned “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values” found on page 14. The Committee believes Mr. Farber’s compensation is consistent with the compensation received by chief executive officers at companies within the same industry in which Evergreen operates, as adjusted to reflect the relative size of Evergreen to such comparable companies.

      Tax Deductibility of Executive Compensation. In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Evergreen cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Committee’s present intention that, for so long as it is consistent with its overall compensation objectives, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

      Respectfully submitted by the Compensation Committee.

THE COMPENSATION COMMITTEE:

Dr. Robert W. Shaw, Jr.
Dr. Brown F. Williams

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We believe that all transactions set forth below were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy that all transactions between us and any of our officers, directors, principal stockholders and affiliates will be on terms no less favorable to us than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested members of our board of directors.

Relationship with Kawasaki Heavy Industries, Ltd.

      In December 1999, we entered into a distribution and marketing agreement with Kawasaki Heavy Industries, Ltd. (“Kawasaki”) under which Kawasaki was granted distribution rights for our solar power products in Japan. Kawasaki purchased $72,380 of solar power products from us during the fiscal year ended December 31, 2002. Kawasaki also holds 923,787 shares of our common stock, which Kawasaki received at the closing of our initial public offering in November 2000 upon the conversion of shares of our Series D preferred stock purchased by Kawasaki in December 1999.

Indemnification Agreements

      In November 2000, we entered into indemnification agreements with each of our directors and executive officers. These agreements require us to, among other things, indemnify each of our directors and executive officers for any and all expenses (including attorney fees), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by us, which approval may not be unreasonably withheld), in connection with any action suit or proceeding arising out of the individual’s status as a director or executive officer of Evergreen and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us.

Voting Agreement

      Certain current stockholders of ours, members of our board of directors and members of our senior management team holding in the aggregate approximately 2,560,000 shares of our common stock, or approximately 22% of the outstanding shares of our common stock, have entered into a voting agreement with us pursuant to which each has agreed, solely in his or its capacity as a stockholder, to vote his or its shares of our common stock in favor of proposals two and three. Please see “Proposal Two — Voting Agreement” on page 32.

Private Placement Financing

      On March 21, 2003, we entered into a stock and warrant purchase agreement with certain purchasers involving the sale and purchase of up to 43,200,000 shares of our Series A preferred stock and a warrant to purchase 2,400,000 shares of our common stock. Investment entities affiliated with Dr. Robert W. Shaw, Jr., chairman of our board of directors, have agreed to invest in the private placement. Additionally, Mason Willrich, one of our directors, was formerly affiliated with two of the investment entities that have agreed to invest in the private placement. For a detailed description of these affiliations and the interests of these two directors in the private placement, please see “Proposal Two-Interest of Certain Persons in the Matter to Be Acted Upon” on page 37.

STOCK PERFORMANCE GRAPH

      The following graph compares the percentage change in the cumulative total stockholder return on our common stock during the period from our initial public offering through December 31, 2002, with the cumulative total return of (i) the Media General Market Weighted Nasdaq Index (the “NASDAQ Market Index”) and (ii) an SIC Index that includes all organizations in our Standard Industrial Classification (SIC) Code 836 — Diversified Electronics (the “SIC Code Index”). The comparison assumes $100 was invested on November 2, 2000 in our common stock and in each of the foregoing indices and assumes any dividends were reinvested, if any.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG EVERGREEN SOLAR, INC.,
NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON NOV. 2, 2000

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2002

	11/2/00	12/31/00	12/31/01	12/31/02

Evergreen Solar, Inc	$100.00	$35.53	$17.89	$6.79
SIC Code Index	$100.00	$66.09	$38.31	$24.21
NASDAQ Market Index	$100.00	$73.35	$58.47	$40.78

(1)	Prior to November 2, 2000 our common stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	The stock price information shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, Inc., a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

PROPOSAL TWO

APPROVE THE ISSUANCE OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK, THE ISSUANCE OF A WARRANT TO PURCHASE SHARES OF COMMON STOCK AND THE ISSUANCE OF SHARES OF COMMON STOCK TO BE ISSUED UPON THE CONVERSION OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AND THE EXERCISE OF THE WARRANT PURSUANT TO THE TERMS OF THE PRIVATE PLACEMENT.

Background of the Private Placement

      Early in 2002, our management team and board of directors identified our critical need to raise additional working capital in order to complete the build-out of our second manufacturing line at our Marlboro, Massachusetts headquarters and to further fund the expansion of our business. Amid challenging market conditions, we explored a number of debt and equity financing options and explored possible strategic relationships. In April 2002, we established a special financing committee of our board of directors consisting of Messrs. Farber and Chleboski and Drs. Williams and Sommers to consider the financing options available to us and to assist management in soliciting and negotiating a financing transaction. Due to the difficult economic climate, our sagging stock price, and the weakness of the public markets, we determined that it would be extremely difficult to raise additional capital through a public financing. As an alternative to a public financing, we considered a private placement of our equity securities to selected accredited investors and began circulating a term sheet to potential investors setting forth the terms we proposed for completing such a transaction.

      Beginning in April 2002, members of our management team began extensive fundraising efforts with respect to a private financing. During the course of our fundraising efforts, members of our management team contacted more than 60 potential financing sources and conducted personal meetings with more than 35 potential financing sources, including certain of our existing stockholders, private equity investors, financial investors and banking institutions. Additionally, members of our management team held extensive discussions with 5 potential strategic partners.

      After more than eight months, our efforts yielded two non-binding financing proposals. On November 19, 2002, we received a term sheet relating to a proposed Series A convertible preferred stock private placement from a group of investors led by Perseus 2000, L.L.C. Over the course of the next several weeks, our management team and financing committee conducted extensive negotiations of this term sheet with these investors. These negotiations resulted in multiple revisions to the proposed Series A preferred stock term sheet.

      On December 12, 2002, we received a term sheet from a potential strategic investor relating to a proposed convertible debt financing and began extensive negotiations of this term sheet with the potential strategic investor. Although requested by the Series A preferred stock investors, we declined to agree to negotiate exclusively with the Series A investors in order to preserve our flexibility to continue negotiating with the potential strategic investor.

      After further discussions with the Series A preferred stock investors, on December 23, 2002, the financing committee approved and we executed a non-binding term sheet with the Series A investors regarding the proposed Series A preferred stock financing. The Series A term sheet was signed by Perseus and four other potential investors. After executing the Series A term sheet on December 23, 2002, we continued our efforts to obtain additional investors for the Perseus-led Series A financing in order to increase the level of funding, and also continued to respond to legal and business due diligence requests of the Series A investors. At the same time, we continued our negotiations with the potential strategic investor, which was permissible under the terms of the executed Series A preferred stock term sheet. Our discussions with the potential strategic investor resulted in multiple revised drafts of the convertible debt term sheet over the course of the next several weeks.

      The non-binding Series A preferred stock term sheet was subsequently revised and re-executed on January 14, 2003. On February 6, 2003, we received a first draft of a Series A preferred stock and warrant purchase agreement and related definitive documentation from counsel to the Series A investors, and shortly thereafter began review and negotiation of these documents. As of February 6, 2003, a total of nine investors had indicated a willingness to invest an aggregate of $21 million in the Series A financing.

      Our discussions with the potential strategic investor terminated on or about February 14, 2003, as we had been unable to reach agreement on satisfactory terms.

      On February 21, 2003, we retained Revolution Partners, LLC as our financial advisor for the purpose of rendering an opinion to us as to the fairness from a financial point of view of the consideration being offered by the purchasers in the proposed Series A preferred stock private placement. Throughout the remainder of February 2003 and the first few weeks of March 2003, members of our management team, the financing committee and our counsel continued to negotiate the Series A preferred stock documentation and terms of the proposed Series A private placement with the Series A investors. Management also continued efforts to obtain additional investors to participate in the proposed financing. During this period, Revolution Partners conducted their diligence and analysis of the proposed private placement and we also engaged Revolution Partners to advise us on other potential structures for raising capital.

      On March 20, 2003, our financing committee met to consider approval of the proposed Series A preferred stock private placement to the final group of 14 investors who collectively had indicated a willingness to invest $29,475,000, including a warrant with a $100,000 purchase price to be purchased by Beacon Power Corp. Revolution Partners, LLC presented its fairness opinion to the financing committee at the meeting on March 20, 2003. After discussion of the terms and conditions of the proposed Series A convertible preferred stock private placement and the fairness opinion of Revolution Partners and the alternatives available to us should the proposed private placement not be completed, our financing committee unanimously determined that the proposed private placement is in the best interests of the Company and our stockholders and recommended to the board of directors that it approve the private placement, including the issuance to the purchasers of up to 43,200,000 shares of our Series A convertible preferred stock and the issuance to Beacon Power Corporation of a warrant to purchase 2,400,000 shares of our common stock.

      From the time we received the first draft of the term sheet from the initial group of Series A investors led by Perseus on November 19, 2002 through and including the approval of the Series A preferred stock financing by our financing committee at the meeting on March 20, 2003, our financing committee met 19 times and engaged in extensive discussions concerning the negotiation of the terms of both the proposed Series A convertible preferred stock financing and the proposed convertible debt financing. During the course of these meetings, the financing committee also carefully considered the absence of any viable alternative financing prospects for the Company and the Company’s prospects in the event we are unable to close a successful financing.

      At a meeting of the board of directors held immediately after the conclusion of the financing committee meeting on March 20, 2003, Revolution Partners presented its fairness opinion to our entire board of directors. After discussion of the terms and conditions of the proposed Series A convertible preferred stock private placement and the fairness opinion of Revolution Partners, our board of directors unanimously adopted the recommendation of the financing committee and approved the private placement, including the issuance of the Series A preferred stock and the warrant. The board further authorized management to execute the stock and warrant purchase agreement and related documentation on Evergreen’s behalf and instructed management to solicit stockholder approval of the Series A convertible preferred stock financing at the 2003 annual meeting of stockholders.

      On March 21, 2003 we entered into the stock and warrant purchase agreement with the purchasers, pursuant to which we have agreed to issue, and the purchasers have agreed to purchase from us, $29,375,000 of Series A convertible preferred stock. The per share purchase price to be paid for the shares of Series A convertible preferred stock will be 85% of the 60-trading day average closing price of our common stock for the period ending two trading days prior to the closing date of the private placement. However, in no event will the per share purchase price be greater than $1.12 (which is 85% of the 60-trading day average of the closing bid price of our common stock for the period ending on March 17, 2003), or be less than $0.68. Additionally, we agreed to issue, and Beacon Power Corporation agreed to purchase for a purchase price of $100,000, a warrant to purchase 2,400,000 shares of our common stock at an exercise price per share equal to the per share purchase price of the Series A convertible preferred stock paid by the purchasers, plus $2.25. We discuss the terms of the private placement in more detail below under “Terms of the Private Placement.” Our reasons for entering into the private placement are more fully described below under “Reasons for the Private Placement.”

Reasons for the Private Placement

      In the course of reaching its decision to approve the issuance of the Series A convertible preferred stock and approve the private placement, our financing committee and the board of directors consulted with our senior management, as well as our outside legal counsel and financial advisors and considered a number of factors in favor of the private placement, including the following material factors:

•	The need to raise adequate funds to successfully complete the build-out of our second manufacturing line at our Marlboro, Massachusetts facility in order to expand our business, increase revenues and reduce our operating losses.

•	Our financial condition, results of operations and cash flows, including the significant losses incurred by us since our founding in 1994 and our inability to generate positive cash flows from operations. At current levels, unless we consummate the private placement, our cash, cash equivalents and short-term investments will not be sufficient to fund our operations for the next twelve months. If we are not able to complete the private placement in a timely manner, we will need to implement fundamental changes to our business and operations which will likely include substantially reducing, suspending or terminating our capacity expansion and substantially reducing our daily operating expenditures from current levels.

•	The absence of other viable financing alternatives and the extensive process undertaken by members of our senior management to solicit third party indications of interest in our financing, as well as our extensive negotiation of the terms of the proposed Series A convertible preferred stock financing.

•	The reasonable likelihood of the consummation of the private placement given the conditions to closing.

•	The opinion of our financial advisor, Revolution Partners, LLC that, in their opinion, the consideration to be received in the private placement is fair, from a financial point of view, to us.

      The financing committee and the board of directors also considered the following material factors adverse to the proposed private placement:

•	The fact that, following the private placement our common stockholders will be substantially diluted and the purchasers in the private placement will own between 70% and 79% of the outstanding shares of our capital stock.

•	The possibility that the private placement may not be completed.

•	The fact that when the per share purchase price to be paid for the shares of Series A convertible preferred stock is finally determined, the shares may be sold at a discount to the then market price of shares of our common stock.

      After evaluating the foregoing reasons for and against the private placement and based upon their knowledge of our business, financial condition and prospects, and the views of our senior management and our financial and legal advisors, the financing committee of the board of directors and our entire board of directors have each unanimously concluded that the issuance of the shares of Series A convertible preferred stock, the issuance of the warrant to purchase 2,400,000 shares of our common stock to Beacon Power Corporation and the terms of the private placement are in the Company’s best interests and in the best interests of our stockholders.

      In view of the wide variety of the material factors considered in connection with the evaluation of the private placement and the complexity of these matters, neither our financing committee nor our board of directors found it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of our financing committee and our board of directors may have given different weight to different factors.

Terms of the Private Placement

THIS SUMMARY OF THE TERMS OF THE PRIVATE PLACEMENT IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE TRANSACTION; HOWEVER, IT IS NOT A SUBSTITUTE FOR REVIEWING THE STOCK AND WARRANT PURCHASE AGREEMENT, THE FORM OF REGISTRATION RIGHTS AGREEMENT AND THE VOTING AGREEMENT, IN THEIR ENTIRETY, EACH OF WHICH IS INCLUDED AS AN EXHIBIT TO OUR FORM 8-K FILED WITH THE SEC ON MARCH 24, 2003 AND INCORPORATED BY REFERENCE HEREIN AND THE CERTIFICATE OF THE POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK IN SUBSTANTIALLY THE FORM ATTACHED HERETO AS ANNEX A. YOU SHOULD READ THIS SUMMARY IN CONJUNCTION WITH THESE DOCUMENTS.

The Stock and Warrant Purchase Agreement

      On March 21, 2003 we entered into the stock and warrant purchase agreement with Perseus 2000, L.L.C., Nth Power Technologies Fund II, LP, Nth Power Technologies Fund II-A, LP, RockPort Capital Partners, L.P., RP Co-Investment Fund I, LP, Micro-Generation Technology Fund, LLC, UVCC Fund II, UVCC II Parallel Fund, L.P., Caisse de dépôt et placement du Québec, CDP Capital — Technology Ventures U.S. Fund 2002 L.P., Beacon Power Corporation, Massachusetts Technology Park Corporation, Zero Stage Capital VII, L.P., Zero Stage Capital (Cayman) VII, L.P., Zero Stage Capital SBIC VII, L.P., IMPAX Environmental Markets plc, Merrill Lynch New Energy Technology Fund, MLIIF New Energy Fund, PNE Invest Limited, Odyssey Fund, SAM Private Equity Energy Fund LP, SAM Sustainability Private Equity LP and SAM Smart Energy pursuant to which we have agreed to issue, and the purchasers have agreed to purchase from us $29,375,000 of Series A convertible preferred stock at a per share purchase price to be calculated as of the closing date. The per share purchase price to be paid for the shares of Series A convertible preferred stock will be 85% of the 60-trading day average closing price of our common stock for the period ending two trading days prior to the closing date of the private placement. However, in no event will the per share purchase price be greater than $1.12 (which is 85% of the 60-trading day average of the closing bid price of our common stock for the period ending on March 17, 2003), or be less than $0.68. Additionally, we agreed to issue, and Beacon Power Corporation agreed to purchase for a purchase price of $100,000, a warrant to purchase 2,400,000 shares of our common stock at an exercise price per share equal to the per share purchase price of the Series A convertible preferred stock paid by the purchasers, plus $2.25.

      The shares of Series A convertible preferred stock will be initially convertible into shares of common stock on a 1-to-1 basis (subject to adjustment to account for the payment of dividends, to take into account certain changes to our capital structure and to account for future dilutive issuances). Depending upon the finally determined per share purchase price paid by the purchasers for such shares, the purchasers will acquire between approximately 26,200,000 and 43,200,000 shares of Series A convertible preferred stock, which represents between 70% and 79% of the currently issued and outstanding shares of our capital stock. The terms of the Series A convertible preferred stock and the warrant are more fully described below. The closing of the transactions contemplated by the purchase agreement is subject to certain conditions, including, among other things, obtaining stockholder approval. If approved by stockholders, it is anticipated that the closing of the private placement would occur as soon as practicable thereafter. At the closing, the purchasers and Evergreen will execute a registration rights agreement, the terms of which are more fully described below.

Representations and Warranties

      The purchase agreement contains representations and warranties by us relating to, among other things, our corporate organization, capitalization, due authorization, the sale and issuance of the Series A convertible preferred stock, our SEC filings, taxes, title to properties, compliance with laws, our lack of undisclosed liabilities and material adverse changes, third party approvals, the status of our intellectual property, labor relations, employee benefit plans, trade relations, insurance, environmental matters, related party transactions and broker’s fees. The purchase agreement also contains representations and warranties by the purchasers relating to, among other things, their status as accredited investors and their investment intent.

Conditions to Closing

      The obligation of the purchasers to effect the closing is conditioned upon the satisfaction or waiver of the following closing conditions:

•	Stockholder approval of the issuance of the shares of Series A convertible preferred stock and the warrant to Beacon Power Corporation;

•	Each of the representations and warranties made by us in the purchase agreement being true and correct in all material respects as of the closing date;

•	Our performance and compliance in all material respects with all of our agreements set forth in the purchase agreement that are required to be performed by us prior to closing;

•	Our delivery of an officer’s certificate and secretary’s certificate certifying as to our compliance with certain closing conditions and certifying our corporate good standing, our certificate of incorporation and by-laws and the incumbency and specimen signature of our officers executing the purchase agreement;

•	The delivery to the purchasers of an opinion from our legal counsel, Testa, Hurwitz & Thibeault, LLP, as of the closing;

•	Our delivery and execution of the warrant to Beacon Power Corporation;

•	Our delivery and execution of the registration rights agreement;

•	Our delivery and execution of director indemnification agreements with the designees of the purchasers to the board of directors substantially identical to those we have entered into with our existing directors;

•	Our filing of a certificate of designations setting forth the rights, preferences and privileges of the Series A convertible preferred stock;

•	No material adverse change in our assets, business, properties, operations or condition (financial or otherwise);

•	Our obtaining all necessary third party consents, exemptions, authorizations or other actions by, or notice to, or filings with, governmental authorities;

•	No order of a court or any ruling of any governmental authority seeking to prohibit or restrict the transactions contemplated by the private placement;

•	No action, suit, proceeding, claim or dispute arising which if adversely determined would materially adversely effect our assets, business, properties, operations or condition (financial or otherwise); or materially adversely effect our ability to perform our obligations under the purchase agreement or the other transaction documents relating to the private placement;

•	No notice from the Nasdaq Stock Market that shares of our common stock may be delisted by Nasdaq, except any notice relating to our failure to maintain a minimum market capitalization of $5,000,000 for 30 consecutive trading days, our failure to maintain a minimum bid price of $1.00 for 30 consecutive trading days, or our failure to maintain stockholders’ equity of at least $10,000,000;

•	Our board of directors being reconstituted such that it is comprised of five designees of the purchasers;

•	Designees of Perseus 2000, L.L.C. and Nth Power Technologies Fund II, LP being appointed to the compensation committee of our board of directors and the adoption by our board of directors of a resolution establishing that for a period of two years following the closing, the duties and powers of the compensation committee shall include the sole authority to hire and fire our chief executive officer; and

•	The waiver and amendment of certain provisions of our existing registration rights agreement with certain stockholders who purchased shares of our capital stock prior to our initial public offering.

      Our obligation to effect the closing is conditioned upon the satisfaction or waiver of the following closing conditions:

•	Each of the representations and warranties made by the purchasers in the purchase agreement being true and correct in all material respects as of the closing date;

•	Each purchaser being prepared to pay the aggregate purchase price for the shares of Series A convertible preferred stock to be purchased by it, and in the case of Beacon Power Corporation, the aggregate purchase price for the warrant; and

•	The purchasers’ delivery and execution of the registration rights agreement.

Indemnification

      We have agreed to indemnify, defend and hold harmless each of the purchasers, their affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling person to the fullest extent permitted by law from and against any and all losses, claims or written threats thereof, damages, expenses (including reasonable fees, disbursements and other charges of counsel) resulting from or arising out of our breach of any representation or warranty, covenant or agreement in the purchase agreement.

Covenants and Agreements

      We have agreed to take certain actions prior to the closing of the private placement, including:

•	Maintaining our corporate existence and good standing;

•	Conducting our business in the ordinary course of business;

•	Taking all reasonable actions to protect our intellectual property;

•	Using our best efforts to cause the closing conditions to be satisfied;

•	Conducting our business in a manner that ensures that our representations and warranties made in the purchase agreement continue to be true and correct; and

•	Not issuing any additional shares of capital stock, other than the issuance of common stock pursuant to the exercise of currently outstanding options, the increase, in an amount not to exceed 6,000,000 shares, in the aggregate number of options which may be issued under our existing stock option plans and the issuance of options to purchase shares of our common stock under our stock option plans in an amount not to exceed 400,000 shares.

      In addition, after the closing, we have agreed to use our reasonable best efforts to maintain the listing of our common stock on the Nasdaq stock market and to reserve an adequate number of shares of common stock to allow for the conversion of the shares of Series A convertible preferred stock and the exercise of the warrant to be issued to Beacon Power Corporation.

      We have agreed that, from the date of our execution of the purchase agreement through the earlier of the closing or the termination of the purchase agreement, we will not initiate, solicit, encourage, discuss, negotiate or accept any offers from any third party or indicate any interest to any third party with respect to the sale of our capital stock, the sale of all or substantially all of our assets, a merger or consolidation, or any material financing transaction unless our board of directors determines in good faith, based upon the advice of our outside legal counsel, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties. We have agreed to notify the purchasers promptly if any third party contacts us regarding any of the above transactions and to provide the purchasers with such information with respect to any such transaction as they may request.

      The purchasers have agreed for themselves and their affiliates that, other than pursuant to the purchase agreement, the conversion of shares of Series A convertible preferred stock or any distribution or dividend by Evergreen, they will not, without our prior written consent, purchase or otherwise acquire, or sell or otherwise dispose of, any shares of our common stock or securities exercisable for or convertible into shares of our common stock prior to the earlier of the termination of the purchase agreement or the closing date.

Termination

      The purchase agreement may, subject to certain exceptions and limitations, be terminated prior to the closing of the private placement as follows:

•	At any time, by mutual written consent of Evergreen and the purchasers;

•	At our election, or at the election of the purchasers by written notice to the other parties after 5:00 p.m., New York time, on July 15, 2003, if the closing shall not have occurred, unless such date is extended by the mutual written consent of Evergreen and the purchasers. This termination right shall not be available to any party in breach of a representation, warranty, covenant or agreement which has been the cause of or resulted in the failure of the closing to occur on or before such date, or if the closing has not occurred solely because any party to the purchase agreement has not yet obtained necessary approval from any governmental authority;

•	At our election if there has been a material breach of any representation, warranty, covenant or agreement on the part of any of the purchasers, which breach has not been cured with fifteen business days of notice of such breach;

•	At the election of the purchasers if there has been a material breach of any representation, warranty, covenant or agreement on our part, which breach has not been cured within fifteen business days of notice of such breach; and

•	At our election, or at the election of the purchasers, if we do not receive stockholder approval of proposal two and proposal three.

Fees

      Upon closing of the private placement, we will reimburse the purchasers for their out-of-pocket fees and expenses incurred in connection with the private placement, up to a maximum amount of $350,000. If we terminate the purchase agreement for any reason other than as a result of a material breach of a representation, warranty, covenant or agreement by any of the purchasers, or if the purchasers terminate the purchase agreement for any reason other than as a result of our material breach of a representation, warranty, covenant or agreement, and we then, within twelve months after such termination, enter into any binding or non-binding term sheet, letter of intent or agreement relating to the sale of our capital stock, the sale of all or substantially all of our assets, our merger or consolidation with any other person, or a material financing transaction, and we thereafter consummate such a transaction within twenty four months of such termination, then we will be required to pay a fee of $1,000,000 to certain of the purchasers within two business days after the consummation of such transaction. If we fail to pay this fee in a timely manner, interest will accrue at a rate of 10% per annum compounded daily beginning as of the due date of such payment.

The Warrant to Beacon Power Corporation

      In order to facilitate a potential future strategic investment, we have agreed to issue a warrant to Beacon Power Corporation in return for Beacon’s agreement to invest $1,000,000 in shares of Series A convertible preferred stock pursuant to the private placement. Beacon Power Corporation has agreed to pay $100,000 for the warrant which will give it the right to purchase 2,400,000 shares of our common stock at an exercise price per share equal to the per share purchase price paid by the purchasers for the Series A convertible preferred stock, plus $2.25. The warrant to be issued to Beacon Power Corporation will be exercisable in whole (and not in part) at any time prior to the third anniversary of the closing of the private placement and may not be exercised on a cashless basis.

Terms of the Series A Convertible Preferred Stock

      The following summarizes the material terms and provisions of the Series A convertible preferred stock, and is qualified in its entirety by reference to the terms and provisions of the form of our Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.01 Per Share, in substantially the form attached hereto as Annex A. When issued, the Series A convertible preferred stock will be validly issued, fully paid and non-assessable. For a more complete understanding of the terms of the Series A convertible preferred stock, we urge you to read the Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.01 Per Share.

Rank

      The Series A convertible preferred stock will rank senior to our common stock and our shares of undesignated preferred stock and each other class or series of capital stock of ours now or hereafter established with respect to dividend rights and rights upon liquidation.

Dividend Rights

      Shares of Series A convertible preferred stock will pay a compounding dividend of 10% per annum, to be paid quarterly, in cash, or at our election to be added to the liquidation preference of the Series A convertible preferred stock on a quarterly basis, which would result in an increase in the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock. We will be required to pay dividends on the Series A convertible preferred stock before any dividend is paid on any other class of our equity securities. Additionally, each share of Series A convertible preferred stock will entitle the holder thereof to receive any and all dividends or distributions to be paid to holders of shares of common stock as if such share of Series A convertible preferred stock was converted into that number of shares of common stock into which it is convertible at such time.

Rights Upon Liquidation

      Upon our voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or our dissolution or winding up, the holders of shares of Series A convertible preferred stock will be paid in cash for each share of Series A convertible preferred stock held thereby, out of our assets legally available for distribution to our stockholders, before any payment or distribution is made to any other class or series of our capital stock, an amount equal to the greater of (i) the sum of (x) the Accreted Value of each share of Series A convertible preferred stock as of such date, plus (y) all dividends accrued since the previous Compounding Date, or (ii) the aggregate amount then payable with respect to the number of shares of common stock into which such share of Series A convertible preferred stock is convertible immediately prior to such liquidation event. The liquidation preference of the Series A convertible preferred stock initially will be the purchase price per share paid by the purchasers for the Series A convertible preferred stock, subject to adjustment as described in “Terms of the Series A Convertible Preferred Stock-Conversion” below. If the assets available for distribution to the holders of shares of Series A convertible preferred stock are insufficient to permit payment in full to the holders thereof of the amount described above, then all of the assets available for distribution to holders of shares of Series A convertible preferred stock will be distributed among and paid to those holders ratably in proportion to the amounts that would be payable to those holders if such assets were sufficient to permit payment in full. “Accreted Value” means, as of any date, with respect to each share of Series A convertible preferred stock, the purchase price paid for such share, plus the amount of dividends that have accrued and compounded and have been added thereto to such date pursuant to the terms of the Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock. “Compounding Date” means March 31, June 30, September 30 or December 31 of each year, each of which is a date upon which holders of shares of Series A convertible preferred stock are entitled to receive cumulative dividends quarterly in arrears.

      In the event of the merger, consolidation or sale of all or substantially all of our assets or in the event of certain other change of control transactions, the holders of shares of Series A convertible preferred stock will be paid for each share of Series A convertible preferred stock held thereby, before any payment or distribution is made to any other class or series of our capital stock, an amount equal to the greater of (i) the sum of the Accreted Value of each shares of Series A convertible preferred stock as of such date, plus all dividends accrued since the previous Compounding Date, or (ii) the aggregate amount payable in the applicable change of control transaction with respect to the number of shares of our common stock into which a share of Series A convertible preferred stock is convertible immediately prior to the consummation of the change of control transaction. If the assets available for distribution to the holders of shares of Series A convertible preferred stock are insufficient to permit payment in full to the holders thereof of the amount described above, then all of the assets available for distribution to holders of shares of Series A convertible preferred stock will be distributed among and paid to those holders ratably in proportion to the amounts that would be payable to those holders if such assets were sufficient to permit payment in full. Any liquidation payment due upon a change of control transaction will be paid in the form of consideration paid in such change of control transaction on the closing date of the transaction.

      After payment in full of the above described payments, the holders of Series A convertible preferred stock will not be entitled to any further participation in any distribution of our assets and our remaining assets will be distributed to the holders of our other classes and series of capital stock.

Conversion

      The holders of shares of Series A convertible preferred stock are entitled to convert their shares into common stock at any time. The number of shares of common stock issuable upon the conversion of a share of Series A convertible preferred stock is equal to the product of (x) the number of shares of Series A convertible preferred stock to be converted and (y) the quotient obtained by dividing the sum of the Accreted Value, plus all dividends accrued since the previous Compounding Date by the conversion price per share of the Series A convertible preferred stock, which conversion price will initially be the purchase price per share paid by the purchasers for the Series A convertible preferred stock subject to adjustment as described below. Initially, each share of Series A convertible preferred stock is convertible into one share of common stock.

      The applicable conversion price is subject to adjustment for stock splits, stock dividends, combinations, and other similar structural events. Additionally, the Series A convertible preferred stock will contain full-ratchet anti-dilution protection, subject to standard exceptions, with respect to the issuance of our capital stock at a purchase price per share which is below the conversion price of the Series A convertible preferred stock then in effect.

      If, on any date after the second anniversary of the closing of the private placement, the average market price for a share of common stock for the trailing 180 consecutive trading days is at least $7.50 (subject to adjustment for stock splits, stock dividends, combinations, and other similar structural events), then we may elect, at our option, to convert all, but not less than all, of the outstanding shares of Series A convertible preferred stock into the number of shares of common stock as is equal to the product of (x) the number of shares of Series A convertible preferred stock to be converted and (y) the quotient obtained by dividing the sum of (i) the purchase price per share paid by the purchasers for the Series A convertible preferred stock and (ii) all accrued and unpaid dividends on such shares by the then applicable conversion price.

      The conversion of shares of Series A convertible preferred stock into shares of common stock will result in substantial dilution to the interests of other holders of our common stock. See “Dilutive Effects of the Private Placement” below.

Voting Rights

      Holders of the Series A convertible preferred stock will have the right to vote on all matters that the holders of common stock vote on, voting together with the holders of common stock as single class. Each share of Series A convertible preferred stock will be entitled to the number of votes as is equal to the number of shares of our common stock into which it is convertible. However, the maximum number of votes to which a share of Series A convertible preferred stock will be entitled is capped at the quotient equal to the per share purchase price paid by the purchasers divided by the 5-trading day average closing price of our common stock ending on the trading day prior to the closing of the private placement.

      For so long as approximately 20% of the shares of Series A convertible preferred stock remain outstanding, the approval of holders of 66 2/3% of the outstanding Series A convertible preferred stock, voting as a separate class, will be required for the following events:

•	Any authorization or issuance of any shares of preferred stock ranking senior to or on a parity with the Series A convertible preferred stock;

•	Any increase or decrease in the total number of authorized shares of Series A convertible preferred stock;

•	Any amendment or modification of our certificate of incorporation (including the Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock), or our bylaws that would adversely affect the rights, preferences, powers (including, without limitation, voting powers) and privileges of the Series A convertible preferred stock;

•	Any incurrence of any form of indebtedness in excess of $1,000,000 individually or $3,000,000 in the aggregate, except for our establishment of a working capital line of credit of up to $5,000,000;

•	The redemption of any shares of our capital stock which do not expressly rank on a parity with or senior to the Series A convertible preferred stock, other than the repurchase of unvested options or restricted stock from our employees, officers, directors or consultants upon termination of service;

•	Any declaration, distribution or payments of any dividend or other distribution on any shares of stock which does not expressly rank on a parity with or senior to the Series A convertible preferred stock; and

•	Any modification of any of the above voting rights.

Preemptive Rights

      For so long as approximately 20% of the shares of Series A convertible preferred stock remain outstanding, the purchasers will have preemptive rights for any private placement of equity by us. These preemptive rights will not apply with respect to:

•	The exercise of any options to purchase shares of our common stock outstanding as of the closing of the private placement;

•	The issuance or exercise of any options approved by our board of directors that are issued after the closing of the private placement to our employees, consultants or strategic partners; and

•	The issuance of any shares of our capital stock issued in any acquisition or merger transaction approved by our board of directors.

Composition of our Board of Directors

      As described above under “Proposal One-Election of Directors”, if the Stockholders approve proposal one, our board will be constituted in three (3) classes, with six (6) individuals serving as directors and two (2) vacancies, as follows:

Class	Number of Seats	Directors Serving	Vacancies

I	2	None	2
II	3	Dr. William P. Sommers	None
		Dr. Brown Williams
		Mason Willrich
III	3	Mark A. Farber	None
		Dr. Robert W. Shaw, Jr.
		Richard G. Chleboski

      Subject to the approval of proposals two and three and completion of the private placement, we have agreed to appoint the following five designees of the purchasers to our board (provided that each designating purchaser together with its affiliates continues to beneficially own not less than an aggregate of 5% of the shares of common stock outstanding including, for this purpose, shares of Series A convertible preferred stock, treated on an as-converted basis):

•	Philip J. Deutch, as a Class III designee of Perseus 2000, L.L.C.;

•	Timothy Woodward, as a Class III designee of Nth Power Technologies Fund II, LP;

•	Charles J. McDermott, as a Class II designee of RockPort Capital Partners, L.P.;

•	Luc Charron, as Class I designee of Caisse de dépôt et placement du Québec; and

•	Dr. Robert W. Shaw, Jr., an existing Class III director and the chairman of our board, who is subject to reelection at this year’s annual meeting, as a Class II director nominated by Arete Corporation, an affiliate of three of the entities purchasing shares in the private placement.

      In order to reconstitute our board in the manner we agreed as a condition to closing the private placement as set forth above, the board has agreed to implement the following changes to the composition of the board, to be effective immediately after completion of the private placement:

Resignations

      Richard G. Chleboski, our chief financial officer, and Dr. Robert W. Shaw, Jr. will resign as Class III directors; and Mason Willrich and Dr. William P. Sommers will resign as Class II directors.

Appointments

      Messrs. Deutch and Woodward will be appointed to the board to fill the Class III vacancies created by the resignations of Mr. Chleboski and Dr. Shaw; Mr. McDermott will be appointed to the board to fill the Class II vacancy created by the resignation of Dr. Sommers; and Mr. Charron will be appointed to the board to fill one of the two existing Class I vacancies.

Reappointments

      Dr. Shaw will be reappointed to the board to fill the Class II vacancy created by the resignation of Mr. Willrich; and Dr. Sommers will be reappointed to the board to fill the remaining Class I vacancy. Messrs. Chleboski and Willrich will not be reappointed to the board.

      If stockholders approve proposals two and three and the private placement is consummated, after giving effect to the resignations, appointments and reappointments described above, our board will be constituted as set forth in the following table:

Director’s Name and Year	Year Term	Class of
Director First Became a Director	Will Expire	Director

Mark A. Farber (1994)	2006	III
Philip J. Deutch (2003)	2006	III
Designee of Perseus 2000, L.L.C.
Timothy Woodward (2003)	2006	III
Designee of Nth Power Technologies Fund II, LP
Dr. Robert W. Shaw, Jr. (1994)	2005	II
Designee of the Arete Corporation
Charles J. McDermott (2003)	2005	II
Designee of RockPort Capital Partners, L.P.
Dr. Brown F. Williams (1999)	2005	II
Dr. William P. Sommers (1999)	2004	I
Luc Charron (2003)	2004	I
Designee of Caisse de dépôt et placement du Québec

      We have agreed to enter into indemnification agreements with each nominee of the purchasers who joins our board of directors. Under the terms of these agreements, we have agreed to indemnify these designees, independent from the indemnification to which these designees will be otherwise entitled by law and under our certificate of incorporation, to the maximum extent permitted by law. These indemnification agreements will be substantially identical to the agreements we have previously entered into with each of our current directors.

      For so long as either Perseus 2000, L.L.C. or Nth Power Technologies Fund II, LP or their respective affiliates continue to beneficially own not less than an aggregate of 5% of the shares of common stock outstanding (including, for this purpose, shares of Series A convertible preferred stock, treated on an as-converted basis) or for a period of two years from the closing of the private placement, whichever is shorter, we have agreed to appoint designees of these purchasers to the compensation committee of our board of directors. Additionally, we have agreed that, for a period of two years from the closing of the private placement, the duties of the compensation committee of the board will include the sole authority to hire and fire our chief executive officer.

      The following information about the principal occupation or employment, other affiliations and business experience of the new board designees of the purchasers has been furnished to us by the purchasers:

      Philip J. Deutch is a Managing Director of Perseus, L.L.C., a Washington, D.C. and New York City-based private equity firm and has lead Perseus’ energy technology investing since 1997. Mr. Deutch serves on the board of directors of Beacon Power Corporation, Metallic Power, Inc., Northern Power Systems, Encorp, Inc. and International Marketing Concepts. Prior to joining Perseus, Mr. Deutch worked at Williams & Connolly and in the Mergers and Acquisitions Department of Morgan Stanley & Co. Mr. Deutch is a Term Member of the Council on Foreign Relations, a member of the Board of Directors of the International Center for Research on Women and the City Lights School of Washington, D.C. and a member of the Board of Advisors of Jumpstart DC. Mr. Deutch received a J.D. from Stanford Law School and a B.A. from Amherst College.

      Timothy Woodward is a Managing Director of Nth Power, L.L.C., a venture capital firm dedicated to the global energy sector. Mr. Woodward joined Nth Power in 1998 following eight years of managing venture capital investments at Liberty Environmental Partners, a venture capital firm focused on environmental, industrial and energy technologies. In 1991, Mr. Woodward assisted in the formation of Liberty Environmental Partners, where he co-managed the firm’s venture capital activities. Prior to forming Liberty Environmental Partners, Mr. Woodward was part of the founding senior management team of First Source, a company providing industrial solvent recycling services, and from 1982 to 1987 he worked in international marketing at

Claude Laval Corporation, an industrial filtration equipment manufacturer. Mr. Woodward serves on the board of directors of AllConnect, Wellspring International and H2Gen. Mr. Woodward received an M.B.A. from the University of California, Los Angeles and a B.S. in resource economics from the University of California, Berkeley.

      Charles J. McDermott is a Partner in RockPort Capital Partners and Chief Executive Officer of the RockPort Group. From 1990 to 1998, Mr. McDermott was Vice President of Waste Management Inc., overseeing advocacy before the U.S. Congress, the Environmental Protection Agency and other federal agencies and the White House. During his tenure from 1984 to 1986 at Citizens Energy, a non-profit energy company, Mr. McDermott helped pioneer the creation of the nation’s first bulk electric power trading company. Mr. McDermott later served as Campaign Director and then as Chief of Staff for Congressman Joseph P. Kennedy II from 1986 to 1990 and has served on various EPA advisory councils and presidential task forces. Mr. McDermott serves on the board of directors and as President of the CEO Coalition to Advance Sustainable Technologies, is a member of the Board of Governors of the National Association of Small Business Investment Companies and also serves on the board of directors of Cerox Corporation.

      Luc Charron is a Senior Partner at CDP Capital — Technology Ventures, a technology venture capital firm and subsidiary of Caisse de dépôt et placement du Québec. From 1998 to 2000, Mr. Charron was Senior Vice-President and Director of KPMG Corporate Finance Inc. and from 1992 to 1998, Mr. Charron was Vice-President, Investments, of the Solidarity Fund QFL, a leading Quebec development capital fund. Mr. Charron also served as Senior Vice-President and Director of Power Financial Capital Corporation. Prior to that, he was Vice-President, Merchant Banking and Credit, for the Quebec region for RoyNat, where he managed portfolios of $200-300 million and specialized in management buyouts. Mr. Charron serves on the board of directors of Hyradix, Inc., Cellex Power Products Inc., D.J. Livingston & Co., Groupe Triton International, Inc., and Ormecon GmbH. Mr. Charron received a B.B.A. from the École des Hautes Études Commerciales.

Registration Rights Agreement

      We have agreed to enter into a registration rights agreement with the purchasers at the closing of the private placement, pursuant to which we will agree to file a registration statement with the SEC covering the resale of shares of our common stock issuable upon the conversion of the Series A convertible preferred stock not later than thirty (30) days after the closing of the private placement. We have agreed to use our reasonable best efforts to have the registration statement declared effective as soon as practicable thereafter, but not later than 75 days after the filing date of the registration statement and to keep the registration statement effective at all times until the earlier of (1) the second anniversary of its effective date, (2) the date on which the purchasers may sell all of the common stock covered by the registration statement without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, and (3) the date on which all shares of common stock covered by the registration statement have been sold.

      At any time the resale registration statement described in the preceding paragraph is not effective, any purchaser or group of purchasers holding at least 10% of the securities held by the purchasers in the aggregate that are subject to the registration rights agreement may require us to use our best efforts to register the shares of common stock issuable upon conversion of the Series A convertible preferred stock under the Securities Act, as long as the reasonably anticipated aggregate price to the public of the securities to be included in the offering is more than $4,000,000. We are obligated to effect no more than three such demand registrations for the purchasers.

      At any time the resale registration statement is not effective, any party to the registration rights agreement may request that we register all or a portion of the securities held by it under the Securities Act on Form S-3, provided that we are entitled to use Form S-3 and that the reasonably anticipated aggregate price to the public of the securities requested for inclusion in such S-3 registration statement shall equal or exceed $1,000,000. In the event that any registration so requested is made in connection with an underwritten public offering, the underwriters have the right, subject to certain conditions, to limit the number of shares included in the registration.

      Additionally, at any time the resale registration statement is not effective, and we propose to file any other registration statement, the purchasers who are parties to the registration rights agreement will have the right to receive notice of and to join any proposed registration. If a proposed registration is made pursuant to an underwritten offering, we will not be required to include any securities in the offering unless the purchaser or purchasers requesting registration accept the terms of the offering as agreed upon between us, any other stockholders who are registering shares under the registration statement and the underwriters, and the underwriters have the right, subject to certain conditions, to limit the number of shares included in the registration.

      In general, all fees, costs and expenses of a registration will be borne by us. We have agreed to indemnify the holders of registration rights against, and provide contribution with respect to, certain liabilities relating to any registration in which any shares of these holders are sold under the Securities Act.

Waiver and Amendment of Existing Registration Rights

      Pursuant to an agreement that we entered into prior to our initial public offering, we agreed to allow certain stockholders to include their shares of our capital stock in certain registration statements filed by us and we agreed not to grant certain similar registration rights to any other parties without the consent of these stockholders. As a condition to the closing of the private placement, we are required to obtain a waiver and amendment under the prior agreement of certain of the registration rights previously granted under that agreement in order to enable us to enter into the registration rights agreement with the purchasers at the closing.

Voting Agreement

      Certain current stockholders of ours, members of our board of directors and members of our senior management team holding in the aggregate approximately 2,560,000 shares of our common stock, or approximately 22% of the outstanding shares of our common stock, have entered into a voting agreement with us pursuant to which each has agreed, solely in his or its capacity as a stockholder, to vote his or its shares of our common stock in favor of proposals two and three. The stockholders, members of our board of directors and members of our senior management team who executed the voting agreement are as follows: Richard G. Chleboski, Mark A. Farber, Robert W. Shaw, Jr., Jack Hanoka, Hanoka Evergreen Limited Partnership, Willrich 1995 Trust, Nth Power Technologies Fund I, LP, Micro-Generation Technology Fund, LLC, UVCC Fund II, UVCC II Parallel Fund, L.P., Utech Climate Challenge Fund, L.P. and Utech Venture Capital Corporation.

Opinion of Our Financial Advisor

      Pursuant to an engagement letter dated February 24, 2003, our board of directors engaged Revolution Partners, LLC as financial advisor. On March 20, 2003, Revolution Partners delivered its opinion separately to the financing committee of our board of directors and again to our full board of directors, that, as of March 20, 2003, based upon and subject to the considerations set forth in its opinion, the consideration to be received by us in the private placement is fair to us from a financial point of view. Revolution Partners’ written opinion is attached as Annex B to this proxy statement and should be read carefully and completely. The following fairness opinion summary is qualified in its entirety by reference to the full text of the opinion.

      Revolution Partners’ opinion, which was directed to our board of directors, addressed only the fairness from a financial point of view as of March 20, 2003, of the consideration to be received by us and did not address any other aspect of the private placement. Subsequent to its initial engagement to provide a fairness opinion, Revolution Partners was also hired, on a limited basis, to conduct research and provide advisory services regarding additional potential structures for raising capital but Revolution Partners was not retained to, nor did it, advise us with respect to any alternative transactions or our underlying decision to proceed with or effect the private placement. As such, Revolution Partners did not express an opinion as to whether any alternative transaction might have produced proceeds to us in an amount in excess of the consideration received in the private placement.

      Revolution Partners’ opinion is not a recommendation to any of our stockholders as to how a stockholder should vote with respect to the private placement. In arriving at its opinion, Revolution Partners, among other things:

•	Reviewed certain publicly available financial and other data, including our consolidated financial statements for 1998, 1999, 2000, 2001 and interim periods to December 31, 2002, and certain other relevant financial and operating data relating to us and made available from published sources and from our internal records;

•	Reviewed the financial terms and conditions of the purchase agreement, the Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, and the registration rights agreement;

•	Reviewed certain publicly available information concerning the trading of, and the trading market for, our common stock;

•	Compared Evergreen, from a financial point of view, with certain other companies that it deemed to be relevant;

•	Considered the financial terms, to the extent publicly available, of selected recent investments made by private equity funds or investors in securities of public companies, which it deemed to be comparable, in whole or in part, to the private placement;

•	Reviewed and discussed with representatives of our management certain information furnished to them by management of a business and financial nature regarding us, including our internal financial forecasts and related assumptions, as well as our business and prospects before and after giving effect to the private placement;

•	Made inquiries regarding and discussed the private placement and the underlying investment agreements and other matters related thereto with our counsel, Testa, Hurwitz & Thibeault, LLP;

•	Reviewed the potential pro forma impact of the private placement on us;

•	Reviewed certain information relating to the process we undertook to raise funds for the private placement, including the process we undertook prior to engaging Revolution Partners; and

•	Performed such other analyses and examinations as it deemed appropriate, including an assessment of general economic, market and monetary conditions.

      Revolution Partners did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. Revolution Partners was not engaged to assess the reasonableness or achievability of any of our financial forecasts or the assumptions on which they were based, and upon the advice of our management and with the consent of our board, Revolution Partners assumed for purposes of their opinion that our forecasts were reasonably prepared on bases reflecting our best available estimates and good-faith judgments at the time of preparation as to our future financial performance and that they provided a reasonable basis upon which Revolution Partners could form its opinion. Revolution Partners also assumed that there have been no material changes in our assets, financial condition, results of operations, business or prospects since our December 31, 2002 financial statements. Additionally, Revolution Partners relied on the assessment of our management as to our financing requirements, the availability of alternative financing and the potential effects on us and our business of a failure to obtain additional capital in the near term. Revolution Partners relied on advice of our counsel and our independent accountants as to all legal and financial reporting matters with respect to us, the private placement and the underlying investment documents. Revolution Partners assumed that the private placement will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations (including rules, regulations and listing standards of the Nasdaq National Market) and all of our applicable agreements. In addition, Revolution Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of our assets or liabilities (contingent or otherwise), nor was Revolution Partners furnished with any such evaluations or appraisals. Revolution Partners’ opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to it as of March 20, 2003, and Revolution Partners did not address any matters subsequent to such date.

      Revolution Partners further assumed with the consent of our board that, in all respects material to its analysis, the representations and warranties of each party contained in the investment documents relating to the private placement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the investment documents, and that the private placement will be consummated in accordance with the terms described in the investment documents, without any further amendments thereto, and without waiver by us of any of the conditions to our obligations thereunder.

      Revolution Partners assumed that the certificate of the powers, designations and rights of the Series A convertible preferred stock to be filed with the Secretary of State of the Commonwealth of Massachusetts, and the final forms of the stock and warrant purchase agreement and the registration rights agreement, respectively, each will be substantially similar to the last draft supplied to and reviewed by them. Revolution Partners also assumed that in the course of obtaining any necessary regulatory approvals for the private placement, no restrictions, including any divestiture requirements, will be imposed. Revolution Partners further assumed based upon our financial forecasts provided by our management that following the consummation of the private placement, we will have sufficient funds to complete the build-out of the second line of our Marlboro manufacturing facility and will not issue any securities in the future that will result in a reduction in the conversion price of the Series A convertible preferred stock, pursuant to the antidilution provisions thereof. Revolution Partners also assumed with our consent that the private placement does not constitute a “change in control” for purposes of applicable law or the terms of any relevant agreements.

      Revolution Partners was retained by our board of directors, in connection with our board’s discharge of its fiduciary obligations, to evaluate the fairness, from a financial point of view, to us of the consideration to be received by us in the private placement and to provide additional advisory services relating to the private placement. Revolution Partners has advised our board that they do not believe that any person (including any of our stockholders) other than members of our board has a legal right to rely on its opinion for any claim arising under law, and that should any such claim be brought against them, they will raise such assertion as a defense. We have agreed to pay a fee and expenses to Revolution Partners for its services, including rendering its fairness opinion, whether or not the private placement is consummated, and to pay additional fees to Revolution Partners for their additional advisory services in the event the private placement is consummated. In addition, we have agreed to indemnify Revolution Partners for certain liabilities arising out of its engagement, including any liabilities arising out of the rendering of its fairness opinion.

      Further, the opinion of Revolution Partners addressees only the fairness of the consideration from the private placement from a financial point of view, to us, and does not address the relative merits of the private placement and any alternatives to the private placement, our decision to proceed with or effect the private placement, or any other aspect of the private placement. Revolution Partners has not expressed any opinion as to the prices at which any class of our stock will trade at any time. Finally, the opinion of Revolution Partners is directed only to our board in its consideration of the private placement, and is not a recommendation to any stockholder as to how to vote with respect to the private placement.

Financial Analyses Summary

      In accordance with customary investment banking practice, Revolution Partners employed generally accepted valuation methods in reaching its opinion. The following represents a brief summary of the material financial analyses performed by Revolution Partners in connection with providing its opinion to our board of directors. The Revolution Partners opinion is based upon Revolution Partners’ consideration of the collective results of all such analyses together with other factors referred to in its opinion.

Stock Price Analysis

      Revolution Partners performed various examinations of the history of the trading price and volume for our common stock. Revolution Partners compared the price and volume of our common stock in relation to the occurrence of certain significant corporate events over the course of a one-year period. Additionally, Revolution Partners analyzed the trading volume of our common stock over the course of a one-year period and during the period since our earnings announcement with respect to the second quarter of fiscal year 2002.

Analysis of Certain Publicly Traded Companies

      Revolution Partners reviewed and compared our financial information to corresponding financial information, ratios and public market multiples for publicly traded energy and energy technology Companies including comparable solar power companies. Revolution Partners selected these companies because they are the publicly traded companies whose alternative energy operations Revolution Partners believed to be most comparable to ours, although none of the selected companies is identical to us. Revolution Partners also compared the stock price performance index for this set of comparable companies to the entire Nasdaq index.

Liquidation Analysis

      Revolution Partners performed a liquidation analysis based on information provided by our management. The liquidation analysis consisted of calculating the excess cash, if any, available for distribution to our common stockholders in a liquidation scenario by (i) deducting management’s estimates of the value of the company’s assets from (ii) the value of the company’s liabilities in a liquidation scenario.

Historical S&P Earnings Analysis

      Revolution Partners also performed an historical S&P 500 earnings analysis in order to determine our current implied valuation. This analysis was based on future earnings estimates provided by our management. This analysis was conducted by calculating Evergreen’s implied valuation in 2007, and applying various assumed discount rates in order to derive our implied current valuation.

Micro-Cap Revenue Multiple Analysis

      Revolution Partners also performed a micro-cap revenue multiple analysis in order to determine our current implied valuation. This analysis was conducted by multiplying our revenue for calendar year 2002 of approximately $6.8 million by the revenue multiple for calendar year 2002 of all Nasdaq traded stocks with an outstanding market capitalization of between $5 million and $25 million. In order to conduct this analysis, Revolution Partners divided the comparable Nasdaq micro-cap stocks into market capitalization ranges of $5.0 million-$9.9 million, $10.0 million-$14.9 million, $15.0 million-$19.9 million, and $20.0 million-$25 million and determined the low, median and high point of the range of revenue multiples of micro-cap stocks within each market capitalization grouping.

Discounted Cash Flow Analysis

      Using a discounted cash flow analysis, Revolution Partners estimated the net present value of the free cash flows that we could produce over a five year period from calendar years 2003 to 2007. Free cash flows means operating income, plus depreciation and amortization, less income taxes and capital expenditures. In estimating these cash flows, Revolution Partners used the forecasts provided by us for the calendar years 2003 through 2007. Revolution Partners also calculated an enterprise value for Evergreen at the conclusion of the five-year period ending in 2007, commonly referred to as the terminal value.

Analysis of Current Financing Trends and Recent Acquisitions

      Revolution Partners analyzed current financing trends and the fundraising environment that we face, by providing statistical data illustrating the significant decline in the number of “follow-on” public financings and private placements in publicly traded companies since 2000 as well as the significant decline in both the number and dollar value of private equity transactions since 2000 among all stages of company development from seed to late-stage. Additionally, Revolution Partners analyzed data regarding recent acquisition consideration as a multiple of the acquired company’s revenues.

Analysis of Comparable Transactions

      Revolution Partners also performed an analysis of the terms of 40 comparable private placement transactions consummated by publicly traded technology companies since January 1, 2002. In the course of this analysis, Revolution Partners reviewed the following data with respect to each of the companies consummating such a transaction:

•	The market capitalization of the issuer as of the closing of the private placement;

•	The total amount invested in the private placement;

•	The percentage of the shares issued in the private placement as a percentage of overall market capitalization after consummation of the private placement;

•	The type of security issued in the private placement and the price per share paid therefor;

•	The current share price of the issuer’s common stock;

•	The current market capitalization of the issuer;

•	The premium or discount paid by the purchasers in the private placement compared to the 1-day, 7-day, 30-day, 60-day and 90-day pre-closing trailing averages of the market price of the issuer’s common stock; and

•	The dividend terms.

Premium/ Discount and Dilution Analysis

      Revolution Partners analyzed the per share price to be paid by the purchasers in the private placement as compared to the 60-day trading average of the closing price of our common stock as of an assumed closing date of May 15, 2003. In order to perform this analysis, Revolution Partners’ assumed hypothetical trading averages for the 39 trading days between March 19, 2003 (the first trading day after the date upon which Revolution Partners completed this analysis) and May 13, 2003, two days prior to the assumed closing date. By averaging these hypothetical trading averages with the closing price of our common stock for the 21 trading days prior to March 19, 2003, Revolution Partners derived a 60-day trading average. This 60-day trading average was then multiplied by 85% and the resulting price was subject to the $1.12 maximum and $0.68 minimum price per share limits applicable to the Series A convertible preferred stock in order to determine a hypothetical price per share to be paid in the private placement. This hypothetical per share price was then compared to the previously derived 60-day trading average to compute the discount to this average to be paid in the private placement.

      Revolution Partners also analyzed the effect on our existing common stockholders of the issuance of the Series A convertible preferred stock at various price points ranging from $1.12 (the maximum price per share to be paid in the private placement) to the $0.68 (the minimum price per share to be paid in the private placement.)

Summary

      The foregoing description is only a summary of the analyses and examinations that Revolution Partners considered in connection with its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Revolution Partners. The preparation of a fairness opinion is a complex process and necessarily is not susceptible to partial analysis or summary description. Revolution Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion and the analyses set forth in its presentation to our board. Revolution Partners did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance, if any, of each analysis and factor. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In performing its analyses, Revolution Partners made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond our control. The analyses performed by Revolution Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Revolution Partners with respect to the financial fairness of the private placement, and were provided to our board in connection with the delivery of the Revolution Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Revolution Partners is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with private placements, business combinations, and similar transactions.

Dilutive Effect of the Private Placement

      Consummation of the private placement will have a highly dilutive effect on our current stockholders. The number of shares issued pursuant to the private placement will increase substantially the number of shares of our capital stock currently outstanding and thereby the percentage ownership of our current stockholders will significantly decline as a result of the private placement. Further, the conversion of the Series A convertible preferred stock would increase substantially the number of shares of our common stock currently outstanding. If the private placement is consummated, depending on the finally determined per share purchase price of the Series A convertible preferred stock, purchasers in the private placement will own between 70% and 79% of the outstanding shares of our capital stock. For purposes of example only, a stockholder who owned approximately 10% of our outstanding stock as of March 24, 2003, would own approximately 2% of our outstanding stock immediately after consummation of the private placement, assuming the issuance of the following securities:

•	Up to 43,200,000 shares of Series A convertible preferred stock to the purchasers participating in the private placement; and

•	2,400,000 shares of common stock to be issued upon the exercise of the warrant to be issued to Beacon Power Corporation.

Interest of Certain Persons in the Matter to Be Acted Upon

      Micro-Generation Technology Fund, LLC, UVCC Fund II, and UVCC II Parallel Fund, L.P., each of which is an investment entity affiliated with Dr. Robert W. Shaw, Jr., the chairman of our board of directors, have agreed to invest $3.5 million in the aggregate in the private placement in return for shares of Series A convertible preferred stock on terms identical to those afforded to each other purchaser, except that Arete Corporation, as one of the five purchasers who signed the initial term sheet with respect to the private placement, will have the right to designate a member of our board of directors and will be eligible to receive a break-up fee under certain circumstances if the private placement does not close. Dr. Shaw is the President of Arete Corporation, which is the manager of Micro-Generation Technology Fund, LLC. Dr. Shaw is a general partner of Arete Venture Investors II, L.P., which is the general partner of UVCC Fund II. Dr. Shaw is also a general partner of Arete Ventures III, L.P., which is the general partner of UVCC II Parallel Fund, L.P. As of March 1, 2003, these entities and others affiliated with Dr. Shaw owned an aggregate of 840,453 shares of our common stock and Dr. Shaw, together with his wife, owned an aggregate of 112,699 additional shares of our common stock in their individual capacities. If proposals two and three are approved and the private placement is consummated, Arete Corporation intends to designate Dr. Shaw as its designee to our board of directors.

      Dr. Shaw is a limited partner of Nth Power Management II, L.P., the general partner of Nth Power Technologies Fund II, LP, and in such capacity provides advice as requested to this entity. Dr. Shaw does not serve on this entity’s investment committee nor does he have any decision making authority with respect thereto. Dr. Shaw has also agreed to become a member of, and perform comparable services for, Nth Power Management II-A, LLC, the general partner of Nth Power Technologies Fund II-A, L.P., and will have a similar advisory role with that entity. As of March 1, 2003, Nth Power Technologies Fund, I, L.P., an

investment entity affiliated with Nth Power, LLC owned 1,016,914 shares of our common stock. Nth Power Technologies Fund II, LP and Nth Power Technologies Fund II-A, LP, each of which is an investment entity affiliated with Nth Power Management II, L.P. and Nth Power Management II-A, LLC, have agreed to invest $4 million in the aggregate in the private placement in return for shares of Series A convertible preferred stock on terms identical to those afforded to each other purchaser, except that Nth Power Technologies Fund II, LP, as one of the five purchasers who signed the initial term sheet with respect to the private placement, will have the right to designate a member of our board of directors and will be eligible to receive a break-up fee under certain circumstances if the private placement does not close. Dr. Shaw did not participate in the decision of either of the two Nth Power-related entities to invest in the private placement. Nth Power Technologies Fund II, LP intends to designate Timothy Woodward, a Managing Director of Nth Power, LLC, as its designee to our board of directors.

      Dr. Shaw serves as a member of the investment committee of SAM Private Equity Energy Fund L.P. and SAM Sustainability Private Equity Fund L.P. and he has a limited partnership interest in SAM Private Equity Energy Fund L.P. These entities and another affiliated entity, SAM Smart Energy, have agreed to invest $3.25 million in the aggregate in the private placement in return for shares of Series A convertible preferred stock on terms identical to those afforded to each other purchaser. Dr. Shaw recused himself and did not participate in the SAM investment committee decisions to invest in the private placement.

      Dr. Shaw has no voting power or dispositive power over any Evergreen shares held by the Nth Power investment entities or the SAM investment entities.

      Dr. Shaw, as a result of his relationships with investors in the private placement as described above, may have interests in the private placement that are different from those of other Evergreen stockholders. Dr. Shaw is not a member of, and did not participate in, any meetings of our financing committee that negotiated the private placement and did not participate in any discussions with the purchasers concerning the terms of the private placement.

      Mason Willrich, one of our directors, was previously affiliated with Nth Power, LLC. From 1996 through December 1999, Mr. Willrich served as a Principal of Nth Power, LLC, a managerial role that entails reviewing investment candidates and participating in day-to-day operations management, and from January 2000 through February 2002, he was a Special Limited Partner of Nth Power, LLC, an advisory role that entailed reviewing investment candidates and providing insights into market trends and opportunities. As of March 1, 2003, Mr. Willrich, together with his wife and a trust entity of which he is the sole trustee, owned an aggregate of 19,503 shares of our common stock. If proposals two and three are approved and the private placement is consummated, Mr. Willrich intends to resign from our board.

      Mr. Willrich, as a result of his relationship with an investor in the private placement as described above, may have interests in the private placement that are different from those of other Evergreen stockholders. Mr. Willrich was not a member of, and did not participate in, any meetings of our financing committee that negotiated the terms of the private placement and did not participate in any discussions with the purchasers concerning the terms of the private placement.

Use of Proceeds

      We will receive net proceeds of approximately $28.2 million from the private placement transaction. We intend to use these proceeds to finance the build-out of our second manufacturing line at our Marlboro, Massachusetts facility and for other general corporate purposes.

Stockholder Approval

      Because shares of our common stock are listed on the Nasdaq National Market, we are subject to the Nasdaq Marketplace Rules. Rule 4350 of the Nasdaq Marketplace Rules requires stockholder approval for any issuance of stock at a price below the greater of book or market value of such stock, where the amount of stock being issued is equal to 20% or more of the total number of shares of common stock outstanding or is equal to 20% or more of the total voting power outstanding. We believe that stockholder approval will be required to consummate the transactions contemplated by the private placement because the per share purchase price to be paid for the shares of Series A convertible preferred stock offered in the private placement may be below both the book value and market value of our common stock upon consummation of the private placement, and the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock exceeds 20% of our total common stock outstanding and the voting power of the Series A convertible preferred stock exceeds 20% of our total voting power outstanding.

Required Vote

      Approval of the private placement and the issuance of the shares of Series A convertible preferred stock, the issuance of a warrant to purchase 2,400,000 shares of our common stock and the issuance of the shares of common stock to be issued upon the conversion of the Series A convertible preferred stock and the exercise of the warrant requires the affirmative vote of a majority of the total votes cast by holders of the outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote at the meeting.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS HAS APPROVED THE MATTERS INCLUDED IN PROPOSAL TWO. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF PROPOSAL TWO.

PROPOSAL THREE

TO CONSIDER AND ACT UPON A PROPOSED AMENDMENT TO ARTICLE FOURTH OF

OUR THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND
PREFERRED STOCK AND TO INCREASE THE TOTAL NUMBER OF
AUTHORIZED SHARES OF OUR CAPITAL STOCK.

      Subject to the approval of our stockholders and approval of proposal two, our board of directors has approved an amendment to the first paragraph of Article FOURTH of our Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to up to 95,000,000 and to increase the number of authorized shares of preferred stock from 1,000,000 to up to 46,000,000, thereby increasing the total number of authorized shares of capital stock from 31,000,000 to up to 141,000,000. You are being asked to consider and act upon a proposal to approve the proposed amendment to the Third Amended and Restated Certificate of Incorporation which is attached as Annex C to this proxy statement.

      The number of shares of Series A convertible preferred stock to be issued to the purchasers at closing will be between approximately 26,200,000 and 43,200,000 shares, depending upon the per share purchase price of the Series A convertible preferred stock as determined at closing. Assuming the issuance of all 43,200,000 shares of Series A convertible preferred stock at the closing, the full text of the first paragraph of Article FOURTH of our Third Amended and Restated Certificate of Incorporation would be amended to read as follows:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 141,000,000 shares, consisting of (i) 95,000,000 shares of Common Stock, one cent ($.01) par value per share (the “Common Stock”) and (ii) 46,000,000 shares of Preferred Stock, one cent ($.01) par value per share (the “Preferred Stock”), of which 45,000,000 shares shall be designated Series A Convertible Preferred Stock.”

      If fewer than 43,200,000 shares of Series A convertible preferred stock are to be issued at closing, the number of authorized shares of our capital stock to be set forth in the actual amendment will be reduced by the board of directors from the totals described above to more closely reflect the actual number of shares of Series A convertible preferred stock to be issued at closing.

      This proposed amendment is conditioned upon stockholder approval of proposal two described in this proxy statement. Approval of this proposal three is necessary to enable us to consummate the transactions contemplated by the private placement and issue the shares of Series A convertible preferred stock to be issued thereunder.

      The addition of up to 65,000,000 shares of authorized common stock is needed to allow for the potential conversion of the Series A convertible preferred stock into common stock (which initially converts on a 1-to-1 basis, subject to adjustment to account for the payment of dividends, to take into account certain changes to our capital structure and to account for any future dilutive issuances), the issuance of 2,400,000 shares of our common stock upon the exercise of the warrant to be issued to Beacon Power Corporation in connection with the private placement, and further, to increase the number of shares that are available for corporate purposes, including equity-based incentive compensation plans. The availability of an adequate supply of authorized and unissued shares of common stock also provides us flexibility by allowing shares to be issued without the expense and delay of a special stockholders meeting, unless stockholder action is otherwise required by law or the rules of the Nasdaq National Market.

      The additional common stock to be authorized by approval of this proposal would have identical rights to the currently outstanding common stock. Shares of common stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. Approval of this proposal and issuance of the additional shares of common stock would not affect the rights of the holders of the currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding.

      The Series A convertible preferred stock to be authorized by approval of this proposal would have the rights as set forth in our Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock in substantially the form attached hereto as Annex A. These rights are discussed in proposal two in this proxy statement. See “Proposal Two — Terms of the Series A Convertible Preferred Stock” on page 26.

      We believe that the increase in the number of authorized shares of common stock and preferred stock is in the best interests of Evergreen and its stockholders.

      The affirmative vote of stockholders owning of record a majority of the voting power of our issued and outstanding common stock is required to approve this proposal. Certain current stockholders of ours, members of our board of directors and members of our senior management team holding in the aggregate approximately 2,560,000 shares of our common stock, or approximately 22% of the outstanding shares of our common stock, have entered into a voting agreement with us pursuant to which, each has agreed, solely in his or its capacity as a stockholder, to vote his or its shares of our common stock in favor of this proposal. See “Proposal Two — Voting Agreement” on page 32 for more information regarding the voting agreement.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS APPROVED THE MATTERS INCLUDED IN

PROPOSAL THREE. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE APPROVAL OF PROPOSAL THREE.

PROPOSAL FOUR

RATIFICATION OF AND APPROVAL OF A PROPOSAL TO INCREASE THE NUMBER OF

SHARES AVAILABLE FOR GRANT UNDER OUR 2000 STOCK OPTION AND
INCENTIVE PLAN FROM 1,650,000 TO 7,650,000.

      On March 20, 2003, the board of directors approved a proposal to amend our 2000 Stock Option and Incentive Plan to increase the shares authorized for grant under the plan from 1,650,000 shares to 7,650,000 shares, subject to approval of our stockholders and approval of proposal two. You are being asked to consider and act upon the proposal to approve this amendment. The 2000 Stock Option and Incentive Plan as originally adopted will remain in effect if the stockholders do not approve the amendment.

      Our management relies on equity compensation to attract and retain experienced directors, officers and employees and to align the interests of directors, officers and employees with its stockholders. The board of directors believes that the proposed amendments are essential to permit management to continue to provide long-term, equity-based incentives to present and future employees. As of December 31, 2002, 1,170,400 shares remained available for grant under the 2000 Stock Option and Incentive Plan. Currently, approximately 132 employees and 4 outside directors are eligible to receive awards under the 2000 Stock Option and Incentive Plan. Additionally, from time to time, we grant options to our consultants. If proposal two is approved and we consummate the private placement, we expect our number of employees to increase significantly in the future.

      If the amendment to the 2000 Stock Option and Incentive Plan is not approved, we may become unable to provide suitable long-term equity-based incentives to present and future directors, officers and employees. We have not at the present time determined who will receive options to purchase the additional shares of our common stock that will be authorized for issuance under the amended 2000 Stock Option and Incentive Plan, if approved.

Description of the Plan

      Purpose. The 2000 Stock Option and Incentive Plan is intended to provide stock options and other equity-based awards to employees, directors, officers, consultants and advisors of Evergreen and any of our subsidiaries. The text of the 2000 Stock Option and Incentive Plan, amended as proposed above, is attached as Annex D to this proxy statement. The following is a summary of the 2000 Stock Option and Incentive Plan.

      Shares Subject to the 2000 Stock Option and Incentive Plan. The maximum aggregate number of shares of common stock that were reserved under the 2000 Stock Option and Incentive Plan prior to its amendment was 1,650,000 shares. If this proposal four is approved by the stockholders, the aggregate number of shares of common stock that may be granted under the 2000 Stock Option and Incentive Plan will be 7,650,000 shares. The closing price of our common stock on March 26, 2003 as reported by the Nasdaq National Market was $1.42 per share.

      Administration. The 2000 Stock Option and Incentive Plan is administered by our compensation committee. Subject to the provisions of the 2000 Stock Option and Incentive Plan, the board of directors or the compensation committee, as the case may be, has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of our common stock subject to the award. The board of directors may authorize an officer of Evergreen to approve awards to non-officers in accordance with guidelines approved by the board of directors.

      Option Price and Duration. The purchase price per share of common stock deliverable upon the exercise of an option shall be determined by the board of directors or the compensation committee, provided, however, that in the case of incentive stock options the exercise price shall not be less than 100% of the fair market value of the common stock on the day any such incentive stock option is issued. The vesting schedule is determined by the board of directors or the compensation committee, as the case may be. Generally, incentive stock option terms provide that 25% of the shares under each option become exercisable on each of the first four anniversaries of the date of grant of options and non-qualified stock options are immediately exercisable upon issuance.

      Exercise. Payment of the exercise price of an option may be made by check or, unless otherwise explicitly provided in the applicable option agreement, by the delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver the exercise price to Evergreen or by the delivery by the participant to Evergreen of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to Evergreen cash or a check sufficient to pay the exercise price. The payment of the exercise price may also be made by any other method explicitly provided in the applicable option agreement. Each option agreement also sets forth the effect on an award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a participant and the extent to which, and the period during which, rights under an award are exercisable.

      Acquisition of the Company. The 2000 Stock Option and Incentive Plan provides that, upon the occurrence of an acquisition of the Company, the board of directors or the board of directors of the surviving or acquiring entity shall make appropriate provision for the assumption or continuation of outstanding awards. Additionally, such board of directors may provide, with respect to outstanding options, for the acceleration of vesting, in full or in part, and that such options must be exercised within a specified number of days of the date of notice at the end of which period such options shall terminate, or provide for the termination of such options upon a cash payment equal to the excess of the fair market value over the exercise price of the options.

      Transferability. In general, awards are not transferable by the recipient except by will or by the laws of descent and distribution. In the case of non-qualified stock options, awards are transferable only to the extent set forth in the agreement relating to the non-qualified stock option or pursuant to a valid domestic relations order.

      Term and Termination. The 2000 Stock Option and Incentive Plan expires on August 1, 2010, unless sooner terminated by a vote of the board of directors. After that date, no further awards may be granted under the 2000 Stock Option and Incentive Plan, but the expiration of awards previously granted may extend beyond that date. The board of directors may amend, suspend or terminate the 2000 Stock Option and Incentive Plan or any portion thereof at any time. Awards may be modified, amended or terminated by the board of directors provided that the consent of the participant is obtained if such action would materially and adversely affect the participant.

Federal Income Tax Consequences

THE FOLLOWING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS GRANTED UNDER THE 2000 STOCK OPTION AND INCENTIVE PLAN AND OF CERTAIN OTHER RIGHTS GRANTED UNDER SUCH PLAN IS BASED UPON THE PROVISIONS OF THE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, CURRENT REGULATIONS, AND EXISTING ADMINISTRATIVE RULINGS OF THE INTERNAL REVENUE SERVICE. THIS DISCUSSION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE 2000 STOCK OPTION AND INCENTIVE PLAN OR OF THE REQUIREMENTS THAT MUST BE MET IN ORDER TO QUALIFY FOR THE DESCRIBED TAX TREATMENT.

A.	Incentive Stock Options (“ISOs”). The following general rules are applicable under current United States federal income tax law to ISOs granted under the 2000 Stock Option and Incentive Plan:

1.	In general, an optionee will not recognize any income upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of an ISO, and Evergreen will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

2.	If shares acquired upon the exercise of an ISO are not disposed of within (i) two years from the date the ISO was granted or (ii) one year from the date the shares are issued to the optionee pursuant to the exercise of the ISO (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price generally will be treated as capital gain or loss to the optionee.

3.	If shares acquired upon the exercise of an ISO are disposed of and the optionee does not satisfy the Holding Periods (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

4.	The difference between the amount realized by an optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss to the optionee.

5.	In any year that an optionee recognizes ordinary income on a Disqualifying Disposition, Evergreen generally will be entitled to a corresponding federal income tax deduction.

6.	An optionee may be entitled to exercise an ISO by delivering shares of Evergreen’s common stock to Evergreen in payment of the exercise price, if the optionee’s ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

7.	In addition to the tax consequences described above, the exercise of an ISO may cause or increase an “alternative minimum tax” liability for the optionee. In general, the amount by which the fair market value of the shares received upon the exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the greater of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

8.	Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year.

9.	Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

B.	Options Other Than ISOs (“Non-Qualified Options”). The following general rules are applicable under current United States federal income tax law to Non-Qualified Options granted under the 2000 Stock Option and Incentive Plan:

1.	In general, an optionee will not recognize any taxable income upon the grant of a Non-Qualified Option, and Evergreen will not be entitled to a federal income tax deduction upon such grant.

2.	An optionee generally will recognize ordinary income at the time of exercise of the Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the underlying shares on the date of exercise over the exercise price. Evergreen may be required to withhold income tax on this amount.

3.	When an optionee sells the shares acquired upon the exercise of a Non-Qualified Option, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4.	When an optionee recognizes ordinary income attributable to a Non-Qualified Option, Evergreen generally should be entitled to a corresponding federal income tax deduction.

5.	An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of Evergreen’s common stock to Evergreen in payment of the exercise price, if the optionee’s option agreement so provides. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

6.	Special rules apply if the shares acquired upon the exercise of a Non-Qualified Option are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

Options Granted Under 2000 Stock Option and Incentive Plan Since Inception

      The following table sets forth as of March 6, 2003, all options granted under the 2000 Stock Option and Incentive Plan since its inception to (i) each of the Chief Executive Officer and the other Named Executive Officers, (ii) all current executive officers of the Company as a group, (iii) all directors who are not officers, and (iv) all employees, excluding officers, of the Company as a group. Future awards are at the discretion of the compensation committee and the board of directors and cannot be determined at this time.

Number of Options
Granted Under the
2000 Stock Option
Name and Position	and Incentive Plan

Mark A. Farber	20,000
Chief Executive Officer, President and Director
Richard G. Chleboski	15,000
Chief Financial Officer, Treasurer, Secretary and Director
Dr. Jack I. Hanoka	20,000
Vice President and Chief Technical Officer
John J. McCaffrey, Jr.	40,000
Vice President, Manufacturing and Engineering
Dr. Rex D’Agostino	70,000
Vice President, Marketing and Sales
Current Executive Officers as a group	165,000
Current Non-officer Directors as a group	77,000
All employees, excluding Executive Officers	232,600

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS APPROVED THE MATTERS INCLUDED IN

PROPOSAL FOUR. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE APPROVAL OF PROPOSAL FOUR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and holders of more than 10% of our common stock (collectively, the “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the Commission to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the year ended December 31, 2002, we believe that all Reporting Persons complied with Section 16(a) filing requirements in the year ended December 31, 2002, with the following exceptions: each of Robert W. Shaw, Jr., William P. Sommers, Brown F. Williams and Mason Willrich failed to timely file a Form 4 reporting the grant of 1,000 options to each of them on October 4, 2002 and Robert W. Shaw, Jr. failed to timely file a Form 4 reporting the acquisition of 547 shares received by him on December 27, 2002 pursuant to a distribution-in-kind from a venture fund of which Mr. Shaw is a limited partner. The Reporting Persons have since made the required filings.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the annual meeting of stockholders for the fiscal year ended December 31, 2003 must be received by our Secretary no later than December 15, 2003 at our principal executive offices in order to be included in our proxy statement for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

      Our by-laws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at the annual meeting without inclusion in our proxy statement for that meeting. Written notice of such stockholder proposals for our next annual meeting must be received by our Secretary at our principal executive offices not later than December 15, 2003 and must not have been received earlier than November 15, 2003 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action.

INDEPENDENT PUBLIC ACCOUNTANTS

      The board of directors has selected the firm of PricewaterhouseCoopers LLP as our independent accountants for the 2003 fiscal year. PricewaterhouseCoopers LLP has served as our independent accountants since our inception. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

      Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services relating to the audit of our annual financial statements for 2002 and the review of the financial statements included in our quarterly reports for 2002 were approximately $74,650.

      Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not provide any services related to financial information systems design and implementation during 2002.

      All Other Fees. PricewaterhouseCoopers LLP billed us an aggregate of approximately $32,071 for all other services rendered to the us for the fiscal year ended December 31, 2002, which services primarily related to tax preparation services.

      The Audit Committee typically meets with PricewaterhouseCoopers LLP throughout the year and reviews both audit and non-audit services performed by PricewaterhouseCoopers LLP as well as fees charged by PricewaterhouseCoopers LLP for such services. In engaging PricewaterhouseCoopers LLP for the services described above, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

EXPENSES AND SOLICITATION

      We have retained Strategic Stock Surveillance, LLC, for solicitation and advisory services in connection with solicitations relating to the annual meeting, for which Strategic Stock Surveillance is to receive a fee estimated not to exceed $15,000 in connection with the solicitation of proxies for the meeting. We have also agreed to reimburse Strategic Stock Surveillance for out-of-pocket expenses and to indemnify Strategic Stock Surveillance against certain liabilities and expenses, including reasonable legal fees and related charges. Strategic Stock Surveillance will solicit proxies for the meeting from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of ours may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the meeting by or on our behalf will be borne by us.

INCORPORATION BY REFERENCE

      In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. This proxy statement incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2002 which contains important information about Evergreen and Evergreen’s financial condition that is not set forth herein in this proxy statement. Further, this proxy statement incorporates by reference our Form 8-K filed with the SEC on March 24, 2003. A copy of the Annual Report on Form 10-K and our Form 8-K have been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov). Based on SEC regulations, the stock performance graph of this proxy statement, the “Audit Committee Report” and the “Compensation Committee Report on Executive Compensation” specifically are not incorporated by reference into any other filings with the SEC.

Annex A

EVERGREEN SOLAR, INC.

CERTIFICATE OF THE POWERS, DESIGNATIONS,

PREFERENCES AND RIGHTS OF THE

SERIES A CONVERTIBLE

PREFERRED STOCK,

PAR VALUE $0.01 PER SHARE

Pursuant to Section 151 of the Delaware General Corporation Law

      Evergreen Solar, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following resolution, creating a series of                      shares of Preferred Stock, was duly adopted by the Board of Directors on March 20, 2003.

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Corporation, there shall be created a series of Preferred Stock, $0.01 par value, which series shall have the following designations and number thereof, powers, preferences, rights, qualifications, limitations and restrictions:

1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be . Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 below.

2. Rank. The Series A Preferred Stock shall with respect to (i) the payment of the Liquidation Payment in the event of Liquidation, (ii) the payment of the Sale Payment in the event of a Change of Control and (iii) the payment of dividends rank senior to (x) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”)), (y) all classes of preferred stock of the Corporation and (z) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock (clauses (x), (y) and (z), together, the “Junior Stock”).

3. Dividends.

(a) Dividend Rate. The holders of shares of Series A Preferred Stock shall receive cumulative dividends in cash (except as set forth below) quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each such date, the “Compounding Date”) at an annual rate equal to ten percent (10%) of the Accreted Value per share of the Series A Preferred Stock, calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30)-day months, which shall accrue on a daily basis from the date of issuance thereof, whether or not declared by the Board of Directors. Dividends payable on shares of Series A Preferred Stock shall be cumulative; therefore, if a full or partial dividend on the shares of Series A Preferred Stock with respect to any quarter is not declared by the Board of Directors, the Corporation shall remain obligated to pay a full dividend with respect to that quarter; provided, however, that any unpaid dividends shall not bear interest. At the election of the Corporation, any accrued and unpaid dividends may be paid in cash at any time. At the election of the Corporation, each dividend on the Series A Preferred Stock may be added to the Accreted Value.

(b) Other Dividends. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to, any other shares of Capital Stock unless and until all accrued dividends on the Series A Preferred Stock have been paid in full.

(c) Common Stock Dividends. If the Corporation declares and pays any dividends on the Common Stock, then, in that event, holders of shares of Series A Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares have been converted into shares of Common Stock pursuant to Section 7(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

4. Liquidation and Change of Control.

(a) Priority Payment. Upon the occurrence of a Liquidation, the holders of shares of Series A Preferred Stock shall be paid in cash for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made to any Junior Stock, an amount equal to the greater of (i) the sum of (x) the Accreted Value of such share of Series A Preferred Stock on the date of such Liquidation plus (y) all dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Compounding Date to the date of Liquidation or (ii) the aggregate amount payable in such Liquidation with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to such Liquidation (the greater of clause (i) or clause (ii), the “Liquidation Payment”). If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Liquidation Payment, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b) Change of Control. In the event of a Change of Control, the holders of shares of Series A Preferred Stock shall be paid for each share of Series A Preferred Stock held thereby, before any payment or distribution is made to any Junior Stock, an amount equal to the greater of (i) the sum of (x) the Accreted Value of such share of Series A Preferred Stock on the closing date of such Change of Control plus (y) all dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Compounding Date to the closing date of such Change of Control or (ii) the aggregate amount payable in such Change of Control with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to such Change of Control (the greater of clause (i) or clause (ii), the “Sale Payment”). If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Sale Payment, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Such amount shall be paid in the form of consideration paid in such Change of Control on the closing date of such Change of Control.

(c) No Additional Payment. After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 4(a) or Section 4(b), as the case may be, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

(d) Value of Securities. Any securities of the surviving Person to be delivered to the holders of shares of Series A Preferred Stock pursuant to Section 4(b) and Section 4(c) shall be valued as follows:

(i) With respect to securities that do not constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Market Price of such securities as of three (3) days prior to the date of payment.

(ii) With respect to securities that constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be deemed to be the Market Price of such securities as of three (3) days prior to the date of payment, as adjusted to make an appropriate discount from such value to reflect the appropriate fair market value thereof, giving appropriate weight, if any, to such restriction as mutually determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.

(iii) With respect to securities that constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, for which there is no active public market the value shall be deemed to be the Market Price of such securities as of three (3) days prior to the date of payment, as adjusted to make an appropriate discount from such value to reflect the appropriate fair market value thereof, giving appropriate weight, if any, to such restriction as mutually determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.

(e) Notice. Written notice of a Liquidation or a Change of Control stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

5. Voting Rights; Election of Directors.

(a) General. In addition to the voting rights to which the holders of Series A Preferred Stock are entitled under or granted by Delaware law, the holders of Series A Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 7(a) below on the record date for determining the stockholders of the Corporation eligible to vote on any such matters; provided, that the number of votes to which any such holder of Series A Preferred Stock is entitled, in its capacity as such, shall at no time exceed (i) the aggregate number of shares of Common Stock that such holder would be entitled to receive had such holder converted its shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 7(a) below on the record date for determining the stockholders of the Corporation eligible to vote on any such matters, without giving effect to any adjustments to the Conversion Price occurring after the Closing Date other than any such adjustments resulting from the events described in Section 7(e)(i), multiplied by (ii) the Vote Per Share, or such greater number of votes that is then permitted by the rules of The Nasdaq Stock Market, Inc. (or, if the Corporation’s Common Stock is quoted or listed on a different exchange, such greater number of votes that is then permitted by the rules of such exchange).

(b) Major Actions. Notwithstanding anything to the contrary set forth in the Certificate of Incorporation, the By-laws of the Corporation or otherwise, so long as (1) shares (subject to adjustment for the events described in Section 7(e)(i)) of Series A Preferred Stock remain outstanding, neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following options without the affirmative vote or written consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock, voting as a separate class:

(i) any amendment, modification or restatement of the Certificate of Incorporation, including the Certificate of Designations of the Series A Preferred Stock, or the By-laws of the Corporation that would adversely affect the rights, preferences, powers (including, without limitation, voting powers) and privileges of the Series A Preferred Stock;

(ii) the issuance, reservation for issuance or authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock ranking pari passu with or senior to the shares of Series A Preferred Stock or any increase or decrease in the authorized number of shares of Series A Preferred Stock;

(iii) the redemption of any Junior Stock other than the repurchase of unvested stock options or restricted stock from employees, officers, directors, or consultants of the Corporation upon termination of service;

(iv) any declaration, distribution or payment of any dividend or other distribution to any Junior Stock;

(v) the incurrence, assumption or guarantee by the Corporation or any Subsidiary of the Corporation of any form of Indebtedness in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than a working capital line of credit in an aggregate amount not to exceed $5,000,000; and

(vi) any amendment to this Section 5(c).

6. Preemptive Rights.

(a) So long as (2) shares (subject to adjustment for the events described in Section 7(e)(i)) of Series A Preferred Stock remain outstanding, the Corporation shall not issue or sell any shares of Capital Stock (the securities issued in such transactions being referred to as the “Newly Issued Securities”), unless prior to the issuance or sale of such Newly Issued Securities each holder of Series A Preferred Stock shall have been given the opportunity (such opportunity being herein referred to as the “Preemptive Right”) to purchase (on the same terms as such Newly Issued Securities are proposed to be sold) the same proportion of such Newly Issued Securities being issued or offered for sale by the Corporation as (x) the number of shares of Common Stock (calculated solely on account of outstanding Series A Preferred Stock on an as converted basis) held by such holder on the day preceding the date of the Preemptive Notice (as defined below) bears to (y) the total number of shares of Common Stock (calculated on a fully diluted basis with respect to the Series A Preferred Stock and any other Common Stock Equivalents which are “in the money”) outstanding on the day preceding the date of the Preemptive Notice. Each holder of Series A

(1)	Number will be (i) the total number of shares issued to the Series A Preferred at Closing multiplied by (ii) a fraction, the numerator of which is 6 and the denominator of which is the total amount of capital invested by the Series A Preferred at Closing. For example, if $29.475 million is invested, this number will represent 6/30.625, or approximately 20%, of the total number of shares issued at Closing.

(2)	Number will be (i) the total number of shares issued to the Series A Preferred at Closing multiplied by (ii) a fraction, the numerator of which is 6 and the denominator of which is the total amount of capital invested by the Series A Preferred at Closing. For example, if $30.625 million is invested, this number will represent 6/30.625, or approximately 20%, of the total number of shares issued at Closing.

Preferred Stock shall have the right to assign, in whole or in part, its Preemptive Right to purchase its pro rata share of such Newly Issued Securities to any one or more of its Affiliates.

(b) At least thirty (30) days prior to the issuance by the Corporation of any Newly Issued Securities, the Corporation shall give written notice thereof (the “Preemptive Notice”) to each holder of Series A Preferred Stock. The Preemptive Notice shall specify (i) the name and address of the bona fide investor to whom the Corporation proposes to issue or sell Newly Issued Securities, (ii) the total amount of capital to be raised by the Corporation pursuant to the issuance or sale of Newly Issued Securities, (iii) the number of such Newly Issued Securities proposed to be issued or sold, (iv) the price and other terms of their proposed issuance or sale, (v) the number of such Newly Issued Securities which such holder is entitled to purchase (determined as provided in subsection (a) above), and (vi) the period during which such holder may elect to purchase such Newly Issued Securities, which period shall extend for at least thirty (30) days following the receipt by such holder of the Preemptive Notice (the “Preemptive Acceptance Period”). Each holder of Series A Preferred Stock who desires to purchase Newly Issued Securities shall notify the Corporation within the Preemptive Acceptance Period of the number of Newly Issued Securities such holder wishes to purchase, as well as the number, if any, of additional Newly Issued Securities such holder would be willing to purchase in the event that all of the Newly Issued Securities subject to the Preemptive Right are not subscribed for by the other holders of Series A Preferred Stock.

(c) After the conclusion of the Preemptive Acceptance Period, any Newly Issued Securities which none of the holders elect to purchase in accordance with the provisions of this Section 6 may be sold by the Corporation, within a period of four (4) months after the expiration of the Preemptive Acceptance Period, to any other Person or Persons at not less than the price and upon other terms and conditions not less favorable to the Corporation than those set forth in the Preemptive Notice.

(d) The term “Newly Issued Securities” shall not include:

(i) Shares of Common Stock issued upon the conversion of shares of Series A Preferred Stock;

(ii) Shares of Common Stock issued upon the exercise of the Beacon Warrant;

(iii) Shares of Common Stock issued or issuable upon the exercise of any options that were outstanding under any of the Stock Option Plans as of the Closing Date;

(iv) Options to purchase shares of Common Stock issued to employees, consultants or strategic partners of the Corporation and approved by the Board of Directors after the Closing Date;

(v) Shares of Common Stock issued or issuable upon the exercise of any options described in clause (iv) above;

(vi) Shares of Common Stock issued or issuable pursuant to Section 7(h) hereof;

(vii) Shares of Capital Stock issued in connection with acquisitions, mergers or business combination transactions approved by the Board of Directors; and

(viii) Shares of Capital Stock issued by the Corporation in a public offering pursuant to a registration statement filed under the Securities Act.

7. Conversion and Redemption.

(a) Conversion at Option of Holder. Any holder of shares of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series A Preferred Stock being so converted multiplied by (ii) the quotient of (x) the sum of the Accreted Value plus all dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Compounding Date divided by (y) the conversion price of $ (3) per share, subject to adjustment as provided in Section 7(e) below (the “Conversion Price”). Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series A Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(k) below.

(b) Conversion at Option of the Corporation. The Corporation shall not have any right to convert any shares of the Series A Preferred Stock on or prior to the second anniversary of the Closing Date. If, on any date after the second anniversary of the Closing Date, the average of the Market Price for a share of Common Stock for the trailing 180 consecutive trading days is at least $7.50 (subject to adjustment for the events described in Section 7(e)(i)), the Corporation shall have the right, at its option, to convert, subject to the terms and provisions of this Section 7, all, but not less than all, of the outstanding shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series A Preferred Stock being so converted multiplied by (ii) the quotient of (x) the sum of the Accreted Value plus all dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Compounding Date divided by (y) the Conversion Price. Written notice by the Corporation that the Corporation elects to convert such shares of Series A Preferred Stock pursuant to this Section 7(b) shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier to the holders of record of the shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. Upon receipt of such notice from the Corporation, each holder of shares of Series A Preferred Stock shall promptly surrender to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series A Preferred Stock), specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefore, if required pursuant to Section 7(k) below.

(c) Surrender of Certificates; Delivery of Shares. All certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series A Preferred Stock, but in any event within seven (7) days of the receipt of such certificates, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

(3)	Will equal the purchase price per share of the Series A Preferred Stock.

(d) Termination of Rights. On the date of conversion pursuant to Section 7(a) or Section 7(b) above, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(e)(i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall, at any time or from time to time prior to conversion of shares of Series A Preferred Stock, (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(e)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(e)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii) Issuance of Common Stock or Common Stock Equivalent below Conversion Price.

(A) If the Corporation shall, at any time or from time to time prior to conversion of shares of Series A Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the “New Issue Price”) that is less than the Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the “Relevant Date”) (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (i) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (ii) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (x) issuances or sales for which an adjustment is made pursuant to another clause of this Section 7(e) and (y) issuances in connection with an Excluded Transaction, then, and in each such case, the Conversion Price then in effect shall be adjusted to equal the New Issue Price.

(B) Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the “Issue Date”) of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 7(e)(ii) shall be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

(C) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determined by the Board of Directors in good faith.

(D) If any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 7(e)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (C) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

(iii) Certain Distributions. In case the Corporation shall, at any time or from time to time prior to conversion of shares of Series A Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of Indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(e), any distribution that also is made to the holders of Series A Preferred Stock on an as-converted basis and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of Indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series A Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series A Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

(iv) Other Changes. In case the Corporation, at any time or from time to time prior to the conversion of shares of Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(e)(i), (ii) or (iii) above or Section 7(h) below (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to reduce the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be reduced in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series A Preferred Stock).

(f) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

(g) Certificate as to Adjustments. Upon any adjustment in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series A Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(h) Reorganization, Reclassification. In case of any merger, consolidation or other business combination transaction of the Corporation (other than a Change of Control) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of shares of Series A Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series A Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series A Preferred Stock, a security identical to (and not less favorable than) the Series A Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 7(h) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section 7(h) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions.

(i) Notices. In case at any time or from time to time:

(w) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

(x) the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants; or

(y) there shall be any Transaction,

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common

Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction. Notwithstanding the foregoing, in the case of any event to which Section 7(h) above is applicable, the Corporation shall also deliver the certificate described in Section 7(h) above to each holder of shares of Series A Preferred Stock at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

(j) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock; provided, that the holders of shares of Series A Preferred Stock shall vote such shares in favor of any such action that requires a vote of stockholders.

(k) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series A Preferred Stock so converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock so converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(l) Limitations on Conversions. Each holder of the Series A Preferred Stock’s right to convert its shares of Series A Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any Change of Control or other event that notwithstanding this subsection (l) shall purport to limit such conversion right.

(m) Redemption. The shares of Series A Preferred Stock shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

8. Certain Remedies. Any registered holder of shares of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

10. Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Accreted Value” means, as of any date, with respect to each share of Series A Preferred Stock, $ (subject to adjustment for the events described in Section 7(e)(i)), plus the amount of dividends that have accrued, compounded and been added thereto to such date pursuant to Section 3(a) hereof.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“By-Laws” means the by-laws of the Corporation in effect on the Closing Date, as the same may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

“Certificate of Designations” means this Certificate of Designations relating to the powers, designations, preferences and rights of the Series A Preferred Stock.

“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company in effect on the Closing Date, as the same may be amended from time to time.

“Change of Control” means (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the stockholders owning a majority of the voting securities of the Corporation prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) any tender offer, exchange offer or other transaction whereby any person or “group” other than the holders of shares of Series A Preferred Stock obtains a majority of the outstanding shares of Common Stock, (iii) a sale of all or substantially all of the assets of the Corporation, (iv) any proxy contest in which a majority of the Board of Directors of the Corporation (or persons appointed by the Board of Directors) prior to such contest do not constitute a majority of the Corporation’s Board of Directors after such contest or (v) any other transaction described in any stockholder rights agreement or “poison pill,” if any, to which the Corporation is party, which may permit the holders of any rights or similar certificates to exercise the rights evidenced thereby.

“Closing Date” means , 2003.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock, including, without limitation, the Series A Preferred Stock, and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Compounding Date” shall have the meaning ascribed to it in Section 3(a) hereof.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Conversion Price” shall have the meaning ascribed to it in Section 7(a) hereof.

“Corporation” shall have the meaning ascribed to it in the first paragraph of this Certificate of Designations.

“Current Market Price” per share of Capital Stock of any Person means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of such Capital Stock during the immediately preceding thirty 30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Excluded Transaction” means (a) any issuance of Common Stock pursuant to the exercise of any options that were outstanding under any of the Stock Option Plans as of the Closing Date, (b) any issuance of options to employees, consultants or strategic partners of the Corporation approved by the Board of Directors after the Closing Date, or any issuance of Common Stock pursuant to the exercise of such options, (c) any issuance of Common Stock (i) upon the conversion of shares of Series A Preferred Stock, (ii) as a dividend on shares of Series A Preferred Stock, (iii) upon the exercise of the Beacon Warrant or (iv) upon conversion or exercise of any Common Stock Equivalents, and (d) any issuance of Common Stock in connection with any Liquidation Payment or any Sale Payment.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

“Issue Date” shall have the meaning ascribed to it in Section 7(e)(ii) hereof.

“Junior Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Liquidation” means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Liquidation Payment” shall have the meaning ascribed to it in Section 4(a) hereof.

“Market Price” means, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined mutually by the Board of Directors (acting in good faith pursuant to the exercise of its fiduciary duties) and the holders of a majority of the shares of Series A Preferred Stock or, if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors (acting in good faith pursuant to the exercise of its fiduciary duties) and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock. Any determination of the Market Price by an appraiser shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Stock.

“New Issue Price” shall have the meaning ascribed to it in Section 7(e)(ii) hereof.

“Newly Issued Securities” shall have the meaning ascribed to it in Section 6(a) hereof.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preemptive Acceptance Period” shall have the meaning ascribed to it in Section 6(b) hereof.

“Preemptive Notice” shall have the meaning ascribed to it in Section 6(b) hereof.

“Preemptive Right” shall have the meaning ascribed to it in Section 6(a) hereof.

“Relevant Date” shall have the meaning ascribed to it in Section 7(e)(ii) hereof.

“Sale Payment” shall have the meaning ascribed to it in Section 4(b) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Stock Option Plans” means the Corporation’s stock option plans and employee purchase plans approved by the Board of Directors, pursuant to which shares of restricted stock and options to purchase shares of Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Corporation.

“Transaction” shall have the meaning ascribed to it in Section 7(h) hereof.

“Vote Per Share” means [ ](4).

[Remainder of page intentionally left blank]

(4) This will be a number equal to (i) the purchase price per share of the Series A Preferred Stock divided by (ii) the Market Price of the Common Stock for the five (5) consecutive trading days immediately prior to the Closing Date.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of                     , 2003.

EVERGREEN SOLAR, INC.

By:

Name: Mark A. Farber
Title: Chief Executive Officer

Annex B

OPINION OF FINANCIAL ADVISOR

Revolution Partners, LLC

283 Dartmouth Street
Boston, MA 02116

March 20, 2003

Board of Directors

Evergreen Solar, Inc.
259 Cedar Hill Street
Marlboro, MA 01752

Ladies and Gentlemen:

      We understand that Evergreen Solar, Inc., a Delaware corporation (the “Company”), and Perseus 2000, L.L.C., Nth Power Technologies Fund II, LP, Nth Power Technologies Fund II-A, LP, RockPort Capital Partners, L.P., RP Co-Investment Fund, I, Micro-Generation Technology Fund, LLC, UVCC Fund II, UVCC II Parallel Fund, L.P., Caisse de dépôt et placement du Québec, CDP Capital — Technology Ventures U.S. Fund 2002 L.P., Beacon Power Corporation (“Beacon”), Massachusetts Technology Park Corporation, Zero Stage Capital VII, L.P., Zero Stage Capital (Cayman) VII, L.P., Zero Stage Capital SBIC VII, L.P., IMPAX Environmental Markets plc, Merrill Lynch New Energy Technology Fund, MLIIF New Energy Fund, PNE Invest Limited, Odyssey Fund, SAM Private Equity Energy Fund LP, SAM Sustainability Private Equity LP and SAM Smart Energy (collectively, all of the forgoing, the “Investors”) propose to enter into a transaction (the “Transaction”) evidenced by a Preferred Stock Purchase Agreement substantially in the form of the draft of such agreement dated March 18, 2003 (the “Purchase Agreement”) and a Registration Rights Agreement substantially in the form of the draft of such agreement dated March 18, 2003 (the “Registration Rights Agreement”), pursuant to which (i) the Investors will purchase between 26,227,679 and 43,198,529 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), which Preferred Stock will have the rights, preferences, privileges and restrictions set forth in the Company’s Certificate of Designations of Rights, Preferences and Privileges of Series A Convertible Preferred Stock (the “Certificate of Designations”) in the form attached as Exhibit A to the Purchase Agreement, for a purchase price of $29,375,000, and (ii) Beacon will purchase a warrant exercisable for 2,400,000 shares of the Company’s common stock for an additional purchase price of $100,000, such warrant to be exercisable at an exercise price per share equal to the per share purchase price of the Preferred Stock plus $2.25 (the $29,475,000 aggregate purchase price for the Preferred Stock and the Beacon warrant being referred to herein as the “Consideration”) (the Purchase Agreement, the Registration Rights Agreement and the Certificate of Designations are collectively referred to as the “Agreements”).

      You have asked for our opinion as investment bankers as to whether the Consideration to be received by the Company in the Transaction is fair, from a financial point of view, to the Company, as of the date hereof. Subsequent to our initial engagement to provide a fairness opinion, we were also hired, on a limited basis, to conduct research and provide advisory services regarding additional potential structures for raising capital, but were not retained to, nor did we, advise the Company with respect to any alternative transactions or the underlying decision to proceed with or effect the Transaction. Consequently, no opinion is expressed whether any alternative transaction might produce proceeds to the Company in an amount in excess of the Consideration.

      In connection with our opinion, we have, among other things:

(i) reviewed certain publicly available financial and other data with respect to the Company, including the consolidated financial statements for 1998, 1999, 2000, 2001 and interim periods to December 31, 2002 and certain other relevant financial and operating data and projections relating to the Company made available to us from published sources and from the internal records of the Company;

(ii) reviewed the financial terms and conditions of the Agreements;

(iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Company’s common stock;

(iv) compared the Company, from a financial point of view, with certain other companies that we deemed to be relevant;

(v) considered the financial terms, to the extent publicly available, of selected recent investments made by private equity funds or investors in securities of public companies, which we deemed to be comparable, in whole or in part, to the Transaction;

(vi) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to us by them, including internal financial forecasts and related assumptions of the Company, as well as the Company’s business and prospects before and after giving effect to the Transaction;

(vii) made inquiries regarding and discussed the Transaction and the Agreements and other matters related thereto with the Company’s counsel;

(viii) reviewed the potential pro forma impact of the Transaction on the Company;

(ix) reviewed certain information relating to the process undertaken by the Company of raising funds for the Transaction, including the process undertaken by the Company prior to our engagement; and

(x) performed such other analyses and examinations as we have deemed appropriate, including our assessment of general economic, market and monetary conditions.

      In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on it being accurate and complete in all material respects. We have not been engaged to assess the reasonableness or achievability of any of the forgoing financial forecasts or the assumptions on which they are based, and upon the advice of the Company’s management and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and good-faith judgments of the Company at the time of preparation as to the future financial performance of the Company and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the date of its December 31, 2002 financial statements made available to us. In addition, we have relied on the assessment of the Company’s management as to the Company’s financing requirements, the availability of alternative financing and the potential effects on the Company and its business of a failure to obtain additional capital in the near term. We have relied on advice of counsel to the Company and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Transaction and the Agreements. We have assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations (including rules, regulations and listing standards of the NASDAQ National Market) and all applicable agreements of the Company. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof, and does not address any matters subsequent to such date.

      We have further assumed with your consent that, in all respects material to our analysis, the representations and warranties of each party contained in the Agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreements, and that the Transaction will be consummated in accordance with the terms described in the Agreements, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. We have assumed that the final form of the Agreements will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining any necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements will be imposed. Also, we have assumed based upon the financial forecasts for the Company provided to us by the Company’s management that following the consummation of the Transaction the Company will have sufficient funds to complete the build-out of Line 2 of its Marlboro manufacturing facility and will not issue any securities in the future that will result in a reduction in the conversion price of the Preferred Stock, pursuant to the antidilution provisions thereof. In addition, we have assumed with your consent that the Transaction does not constitute a “change in control” for purposes of applicable law or the terms of any relevant agreements.

      We have been retained by the Board of Directors of the Company, in connection with the Board’s discharge of its fiduciary obligations, to evaluate the fairness, from a financial point of view, to the Company of the Consideration to be received in the Transaction and to provide certain additional advisory services with respect to the Transaction. We will receive fees for and expenses reimbursed in connection with our services for rendering this opinion whether or not the Transaction is consummated and additional fees for our advisory services in the event the Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement, including any liabilities arising out of the rendering of this opinion. We have advised the Board that we do not believe that any person (including a stockholder of the Company) other than the directors has a legal right to rely on this opinion for any claim arising under law and that, should any such claim be brought against us, this assertion will be raised as a defense.

      Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received in the Transaction is fair, from a financial point of view, to the Company.

      This opinion is directed to the Board of Directors of the Company in its consideration of the Transaction and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction. Further, this opinion addresses only the fairness from a financial point of view to the Company of the Consideration and does not address the relative merits of the Transaction and any alternatives to the Transaction, the Company’s underlying decision to proceed with or effect the Transaction, or any other aspect of the Transaction, and we are not expressing any opinion as to the prices at which any class of the Company’s stock will trade at any time. It is understood that this opinion was prepared solely for the confidential use of the Board of Directors and senior management of the Company and may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in its entirety in any proxy statement or information statement filed with the Securities and Exchange Commission in connection with the Transaction. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

REVOLUTION PARTNERS, LLC

Annex C

FORM OF CERTIFICATE OF AMENDMENT

OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EVERGREEN SOLAR, INC.

      Evergreen Solar, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation, at a meeting of the Board of Directors on March 20, 2003, in accordance with the provisions of Section 141(b) of the General Corporation Law of the State of Delaware, duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended. The resolution setting forth the proposed amendment is as follows:

      RESOLVED: That a proposed amendment to the Certificate of Incorporation of the Corporation, as amended (the “Amendment”), effecting a change in the first paragraph of Article FOURTH thereof, so that said first paragraph of Article FOURTH shall read in its entirety as set forth below, is hereby approved, and is recommended to the stockholders of the Corporation (the “Stockholders”) for approval as being advisable and in the best interests of the Corporation:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is shares, consisting of (i) shares of Common Stock, with a par value of $.01 per share (the “Common Stock”) and (ii) shares of Preferred Stock, with a par value of $.01 per share (the “Preferred Stock”), of which shares shall be designated Series A Convertible Preferred Stock.”

      SECOND: That the stockholders of the Corporation duly approved such resolution at the annual meeting of stockholders held on May 15, 2003 by affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the subject matter in accordance with the provisions of Section 216 of the General Corporation Law of the State of Delaware.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

C-1

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President this                               day of                     , 2003.

EVERGREEN SOLAR, INC.

By:

Mark A. Farber
President

ATTEST:

Richard G. Chleboski, Secretary

C-2

Annex D

AMENDED 2000 STOCK OPTION AND INCENTIVE PLAN

1.	Purpose and Eligibility

      The purpose of this 2000 Stock Option and Incentive Plan (the “Plan”) of Evergreen Solar, Inc. (the “Company”) is to provide stock options and other equity interests in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 8.

2.	Administration

      a.     Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

      b.     Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean such Committee or the Board.

      c.     Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

3.	Stock Available for Awards

      a.     Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares of Common Stock, $.01 par value, of the Company (the “Common Stock”) that may be issued pursuant to the Plan is seven million six hundred and fifty thousand shares (7,650,000). If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If shares of Common Stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to the Company at no more than cost, such shares of Common Stock shall again be available for the grant of Awards under the Plan; provided, however, that the cumulative number of such shares that may be so reissued under the Plan will not exceed 7,650,000 shares. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

      b.     Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted Awards during any one fiscal year to purchase more than 500,000 shares of Common Stock.

      c.     Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is appropriate. If Section 7(e)(i) applies for any event, this Section 3(c) shall not be applicable.

4.	Stock Options

      a.     General. The Board may grant options to purchase Common Stock (each, an “Option” and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the Common Stock issued upon the exercise of each Option, including vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws, as it considers advisable.

      b.     Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option”.

      c.     Exercise Price. The Board shall establish the exercise price (or determine the method by which the exercise price shall be determined) at the time each Option is granted and specify it in the applicable option agreement.

      d.     Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

      e.     Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 4(f) for the number of shares for which the Option is exercised.

      f.     Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment:

(i) by check payable to the order of the Company;

(ii) except as otherwise explicitly provided in the applicable option agreement, and only if the Common Stock is then publicly traded, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

(iii) to the extent explicitly provided in the applicable option agreement, by (x) delivery of shares of Common Stock owned by the Participant valued at fair market value (as determined by the Board or as determined pursuant to the applicable option agreement), (y) delivery of a promissory note of the Participant to the Company (and delivery to the Company by the Participant of a check in an amount equal to the par value of the shares purchased), or (z) payment of such other lawful consideration as the Board may determine.

5.	Restricted Stock

      a.     Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) delivery to the Company by the Participant of a check in an amount at least equal to the par value of the shares purchased, and (ii) the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

      b.     Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

6.	Other Stock-Based Awards

      The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units.

7.	General Provisions Applicable to Awards

      a.     Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

      b.     Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine or as executed by an officer of the Company pursuant to authority delegated by the Board. Each Award may contain terms and conditions in addition to those set forth in the Plan provided that such terms and conditions do not contravene the provisions of the Plan.

      c.     Board Discretion. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

      d.     Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

      e.     Acquisition of the Company

      (i) Consequences of an Acquisition.

(A) Acquisition Intended to be Accounted for as a Pooling-of-Interests. Upon the consummation of an Acquisition intended to be accounted for as a pooling of interests: (x) all outstanding Awards shall remain the obligation of the Company or be assumed by the surviving or acquiring entity, and there shall be automatically substituted for the shares of Common Stock then subject to such Awards the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition and (y) each outstanding Award shall vest as if the vesting start date with respect to such Award was one year prior to the vesting start date set forth in the agreement relating to such Award. In addition to the foregoing, with respect to Awards granted prior to the consummation of the Acquisition, if, after the consummation of the Acquisition and prior to the first anniversary thereof, the Participant’s employment is terminated by the Company or the surviving or acquiring entity other than for “cause” (as defined in the applicable option agreement), or if the Participant terminates his or her own employment with the Company for “good reason” (as defined below), in either case, then, effective on and as of the date of such termination: (1) all Options held by such Participant then outstanding shall become immediately exercisable in full and will terminate, to the extent unexercised, on their scheduled expiration date, and if the shares of Common Stock subject to such Options are subject to repurchase provisions then such repurchase restrictions shall immediately lapse; (2) all Restricted Stock Awards held by such Participant then outstanding shall become free of all repurchase provisions; and (3) all other stock-based Awards held by such Participant shall become exercisable, realized or vested in full, or shall be free of all repurchase provisions, as the case may be.

      For purposes of this Agreement, termination by the Participant for “good reason” occurs if the Participant terminates his or her own employment as a result of the occurrence of one or more of the following events without the Participant’s prior consent:

(x) a material reduction in the nature or scope of the authorities, powers, functions, responsibilities or duties of the Participant which is not remedied within 15 calendar days after receipt by the Company of notice of such material reduction, provided, without limitation, that such reduction is not the result of conduct by the Participant substantially amounting to “cause” (as defined in the applicable option agreement); or

(y) a material reduction in the Participant’s benefits under the employee benefit plans to which he or she is entitled as an employee of the Company on the Participant’s date of hire which is not remedied within 15 calendar days after receipt by the Company of notice of such material reduction, unless there is a corresponding reduction uniformly among all Company employees entitled to such benefits.

      (B) Acquisition Intended to be Accounted for under the Purchase Method. Unless otherwise expressly provided in the applicable Option or Award, upon the occurrence of an Acquisition intended to be accounted for under the purchase method, the Board or the board of directors of the surviving or acquiring entity (as used in this Section 7(e)(i), also the “Board”), shall, as to outstanding Awards (on the same basis or on different bases, as the Board shall specify), make appropriate provision for the continuation of such Awards by the Company or the assumption of such Awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition. In addition to or in lieu of the foregoing, with respect to outstanding Options, the Board may, upon written notice to the affected optionees, provide that one or more Options then outstanding shall become immediately exercisable in full or in part and that such Options must be exercised within a specified number of days of the date of such notice, at the end of which period such Options shall terminate; or provide that one or more Options then outstanding shall become immediately exercisable in full or in part and shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) for the shares subject to such Options over the exercise price thereof.

(ii) Acquisition Defined. An “Acquisition” shall mean: (x) any merger or consolidation after which the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such event; or (y) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (z) any other acquisition of the business of the Company, as determined by the Board.

(iii) Assumption of Options Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions, as the Board considers appropriate in the circumstances.

(iv) Pooling-of-Interests Accounting. If the Company proposes to engage in an Acquisition intended to be accounted for as a pooling-of-interests, and in the event that the provisions of this Plan or of any Award hereunder, or any actions of the Board taken in connection with such Acquisition, are determined by the Company’s or the acquiring company’s independent public accountants to cause such Acquisition to fail to be accounted for as a pooling-of-interests, then such provisions or actions shall be amended or rescinded by the Board, without the consent of any Participant, to be consistent with pooling-of-interests accounting treatment for such Acquisition.

(v) Parachute Awards. Notwithstanding the provisions of Section 7(e)(i)(A), if, in connection with an Acquisition, a tax under Section 4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the number of Awards which shall become exercisable, realizable or vested as provided in such section shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Participant (the Awards not becoming so accelerated, realizable or vested, the “Parachute Awards”); provided, however, that if the “aggregate present value” of the Parachute Awards would exceed the tax that, but for this sentence, would be imposed on the Participant under Section 4999 of the Code in connection with the Acquisition, then the Awards shall become immediately exercisable, realizable and vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the “aggregate present value” of an Award shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this Section 7(e)(v) shall be made by the Company.

      f. Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (as determined by the Board or as determined pursuant to the applicable option agreement). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

      g.     Amendment of Awards. The Board may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that, except as otherwise provided in Section 7(e)(iv), the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

      h.     Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

      i.     Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (ii) disqualify all or part of the Option as an Incentive Stock Option.

8.	Miscellaneous

      a.     Definitions.

(i) “Company” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Evergreen Solar, Inc., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Evergreen Solar, Inc., as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term

“Company” shall include any other business venture in which the Company has a direct or indirect significant interest, as determined by the Board in its sole discretion.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii) “Employee” for purposes of eligibility under the Plan shall include a person to whom an offer of employment has been extended by the Company.

      b.     No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

      c.     No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

      d.     Effective Date and Term of Plan. The Plan shall become effective upon adoption by the Board. No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but Awards previously granted may extend beyond that date.

      e.     Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.

      f.     Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of Delaware, without regard to any applicable conflicts of law.

Evergreen Solar, Inc.
Proxy for Annual Meeting of Stockholders

May 15, 2003

SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mark A. Farber and Richard G. Chleboski, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Evergreen Solar, Inc. (the “Company”) which the undersigned is entitled to vote at the annual meeting of stockholders of Evergreen Solar, Inc. to be held on Thursday, May 15, 2003 at 11 a.m. Eastern time, at the Royal Plaza Hotel & Trade Center, 181 Post Road West, Marlboro, MA 01752, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 14, 2003, a copy of which has been received by the undersigned.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒ Please mark votes as in this example.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS; THE SERIES A PREFERRED STOCK ISSUANCE, WARRANT ISSUANCE AND RESERVATION OF COMMON STOCK; THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION; AND THE AMENDMENT TO THE 2000 STOCK OPTION AND INCENTIVE PLAN (AS EACH IS DESCRIBED BELOW).

1.	To elect three members to the board of directors to serve for three-year terms as Class III Directors:

NOMINEES:	Mark A. Farber	☐	FOR	☐	WITHHOLD
	Dr. Robert W. Shaw, Jr.	☐	FOR	☐	WITHHOLD
	Richard G. Chleboski	☐	FOR	☐	WITHHOLD

The Board of Directors recommends a vote “FOR” all of the nominees.

2.	To approve the issuance of up to 43,200,000 shares of Series A convertible preferred stock, a warrant to purchase 2,400,000 shares of common stock, and the shares of common stock to be issued upon the conversion of the shares of Series A convertible preferred stock and the exercise of the warrant, pursuant to that certain stock and warrant purchase agreement dated as of March 21, 2003.

The Board of Directors recommends a vote “FOR” Proposal 2.

☐	FOR	☐	WITHHOLD

3.	Subject to the approval by the stockholders of Proposal 2 above, to approve the proposed amendment to Article Fourth of the Company’s Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to up to 95,000,000, to increase the number of authorized shares of preferred stock from 1,000,000 to up to 46,000,000, of which up to 45,000,000 shares shall be designated Series A convertible preferred stock, and to increase the total number of authorized shares of the Company’s capital stock from 31,000,000 to up to 141,000,000.

The Board of Directors recommends a vote “FOR” Proposal 3.

☐	FOR	☐	WITHHOLD

4.	Subject to the approval by the stockholders of Proposal 2 above, to approve an amendment to the Company’s 2000 Stock Option and Incentive Plan increasing the number of shares available for grant from 1,650,000 to 7,650,000.

The Board of Directors recommends a vote “FOR” Proposal 4.

☐	FOR	☐	WITHHOLD

5.	To transact such other business as may properly come before the annual meeting and any adjournment thereof.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.

Signature of Stockholder

Date:	, 2003

Signature if held jointly

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
 I/We will attend the annual meeting. ☐ YES ☐ NO

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